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Exhibit 10.5

CREDIT AND SECURITY AGREEMENT

among

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
as Borrower

THE LENDERS NAMED HEREIN
as Lenders

and

KEYBANK NATIONAL ASSOCIATION
as Lead Arranger, Sole Book Runner and Administrative Agent

dated as of
May 19, 2010

i

Schedule 1	Commitments of Lenders
Schedule 2	Guarantors of Payment
Schedule 2.2	Existing Letters of Credit
Schedule 3	Borrowing Base Companies
Schedule 4	Pledged Securities
Schedule 5	Real Property
Schedule 5.3	Monthly and Quarterly Reporting Periods
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 5.11	Permitted Foreign Subsidiary Loans, Guaranties and Investments
Schedule 5.17	Affiliate Transactions
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.5	Real Estate Owned by the Companies

Schedule 6.9	Locations
Schedule 6.11	Employee Benefits Plans
Schedule 6.16	Material Agreements
Schedule 6.17	Intellectual Property
Schedule 6.18	Insurance
Schedule 6.19	Deposit and Securities Accounts
Schedule 6.23	Assigned Government Contracts
Schedule 7.4	Pledged Notes

v

        This CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is made effective as of the 19th day of May, 2010 among:

        (a)   KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation ("Borrower");

        (b)   the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 11.10 hereof (collectively, the "Lenders" and, individually, each a "Lender"); and

        (c)   KEYBANK NATIONAL ASSOCIATION, a national banking association, as the lead arranger, sole book runner and administrative agent for the Lenders under this Agreement ("Agent").

WITNESSETH:

        WHEREAS, Borrower, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

        NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

        Section 1.1.    Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below:

        "Account" means an account, as that term is defined in the U.C.C.

        "Account Debtor" means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

        "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

        "Additional Commitments" means that term as defined in Section 2.9(b) hereof.

        "Additional Lender" means an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

        "Additional Lender Assumption Agreement" means an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a Lender.

        "Additional Lender Assumption Effective Date" means that term as defined in Section 2.9(b) hereof.

        "Advance Record" means that term as defined in Section 2.14(a) hereof.

        "Advantage" means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

        "Affected Lender" means a Defaulting Lender, an Insolvent Lender or a Downgraded Lender.

        "Affiliate" means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and "control" (including the correlative meanings, the terms "controlling",

"controlled by" and "under common control with") means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

        "Agent" means that term as defined in the first paragraph hereof.

        "Agent Fee Letter" means the Agent Fee Letter between Borrower and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

        "Agreement" means that term as defined in the first paragraph hereof.

        "Applicable Commitment Fee Rate" means:

        (a)   for the period from the Closing Date through May 31, 2010, one hundred (100.00) basis points; and

        (b)   commencing June 1, 2010, the Average Monthly Revolving Credit Availability for the most recently completed calendar month shall be used to establish the number of basis points that will go into effect on June 1, 2010 and thereafter, as provided below:

Average Monthly Revolving Credit Availability	Applicable Commitment Fee Rate
Less than or equal to $15,000,000	75.00 basis points
Greater than $15,000,000	100.00 basis points

After June 1, 2010, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each calendar month and shall be based on the Average Monthly Revolving Credit Availability for the most recently completed calendar month. Anything in this definition to the contrary notwithstanding, if the Revolving Amount is reduced for any reason, the Dollar amounts set forth in the foregoing pricing matrix shall also be correspondingly reduced by the amount of any such reduction in the Revolving Amount. The above pricing matrix does not modify or waive, in any respect, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VIII and IX hereof.

        "Applicable Margin" means:

        (a)   for the period from the Closing Date through May 31, 2010, three hundred twenty-five (325.00) basis points for Eurodollar Loans and one hundred twenty-five (125.00) basis points for Base Rate Loans; and

        (b)   commencing June 1, 2010, the Average Monthly Revolving Credit Availability for the most recently completed calendar month shall be used to establish the number of basis points that will go into effect on June 1, 2010 and thereafter, as provided below:

Average Monthly Revolving Credit Availability	Applicable Basis Points for Eurodollar Loans	Applicable Basis Points for Base Rate Loans
Less than $5,000,000	400.00	200.00
Greater than or equal to $5,000,000 and less than or equal to $15,000,000	350.00	150.00
Greater than $15,000,000	325.00	125.00

After June 1, 2010, changes to the Applicable Margin shall be effective on the first day of each calendar month and shall be based on the Average Monthly Revolving Credit Availability for the most recently completed calendar month. Anything in this definition to the contrary notwithstanding, if the Revolving Amount is reduced for any reason, the Dollar amounts set forth in the foregoing pricing matrix shall also be correspondingly reduced by the amount of any such reduction in the Revolving

Amount. The above pricing matrix does not modify or waive, in any respect, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VIII and IX hereof.

        "Appraised Inventory NOLV" means the appraised net orderly liquidation value of the Eligible Inventory, as set forth in the most recent inventory appraisal report completed on behalf of, and reasonably acceptable to, Agent.

        "Assigned Government Contract" means all Government Contracts that (a) are for an amount in excess of Five Hundred Thousand Dollars ($500,000), or (b) pursuant to the terms of Section 5.22 hereof, are required to be subject to an Instrument of Assignment and Notice of Assignment of Claims.

        "Assignment Agreement" means an Assignment and Acceptance Agreement in the form of the attached Exhibit F.

        "Authorized Officer" means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

        "Available Liquidity" means, at any date, the sum of (a) the aggregate unrestricted and unencumbered cash on hand of Borrower and the other Borrowing Base Companies held at financial institutions located in the United States that are Lenders, plus (b) the Revolving Credit Availability.

        "Average Monthly Revolving Credit Availability" means, for any calendar month, the average daily Revolving Credit Availability in effect during such calendar month.

        "Bailee's Waiver" means a bailee's waiver, in form and substance satisfactory to Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

        "Bank Product Agreements" means those certain cash management services and other agreements entered into from time to time between a Company and Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.

        "Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Company to Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

        "Bank Products" means a service or facility extended to a Company by Agent or any Lender (or an affiliate of a Lender) for (a) credit cards and credit card processing services (b) debit and purchase cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto, as hereafter amended.

        "Base Rate" means a rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one hundred (100.00) basis points in excess of the London Interbank Offered Rate for loans in Eurodollars with an Interest Period of one month. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

        "Base Rate Loan" means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based on the Derived Base Rate.

        "Borrower" means that term as defined in the first paragraph hereof.

        "Borrowing Base" means an amount equal to the total of the following:

        (a)   up to eighty-five percent (85%) of the aggregate amount due and owing on Eligible Accounts Receivable of the Borrowing Base Companies; plus

        (b)   the lesser of:

            (i)  the lesser of (A) up to sixty percent (60%) of the aggregate of the cost or market value (whichever is lower), as determined on an average cost method basis in accordance with GAAP, of the Eligible Inventory of the Borrowing Base Companies, or (B) up to eighty-five percent (85%) of the Appraised Inventory NOLV; or

           (ii)  Ten Million Dollars ($10,000,000); minus

        (c)   Reserves, if any;

provided that, anything herein to the contrary notwithstanding, Agent shall at all times have the right to modify or reduce such percentages or dollar amount caps from time to time, in its reasonable credit judgment.

        "Borrowing Base Certificate" means a Borrowing Base Certificate, in the form of the attached Exhibit C.

        "Borrowing Base Company" means each Company listed on Schedule 3 hereto, and each additional Company that shall become a Borrowing Base Company pursuant to Section 2.13 hereof.

        "Business Day" means any day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.

        "Capital Distribution" means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company's capital stock or other equity interest.

        "Capitalized Lease Obligations" means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

        "Cash Equivalents" means:

        (a)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

        (b)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard and Poor's or Moody's;

        (c)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a short-term commercial paper rating of at least A-1 from Standard and Poor's or at least P-1 from Moody's;

        (d)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than Two Hundred Fifty Million Dollars ($250,000,000);

        (e)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in subpart (a) above entered into with any bank meeting the qualifications specified in subpart (d) above; and

        (f)    investments in money market funds which invest exclusively in assets satisfying the requirements of subparts (a) through (e) above.

        "Cash Collateral Account" means a commercial Deposit Account designated "cash collateral account" and maintained by the Credit Parties with Agent, without liability by Agent or the Lenders to pay interest thereon, from which account Agent, on behalf of the Lenders, shall have the exclusive right to withdraw funds until all of the Secured Obligations are paid in full.

        "Cash Security" means all cash, instruments, Deposit Accounts and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which a Credit Party presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Agent or any Lender.

        "Change in Control" means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed by directors so nominated; (c) Borrower shall cease to own one hundred percent (100%) of each other Borrowing Base Company; or (d) the occurrence of a change in control, or other term of similar import used therein, as defined in any Senior Notes Document or Material Indebtedness Agreement.

        "Closing Available Liquidity" means, as of the Closing Date, the sum of (a) the aggregate unrestricted and unencumbered cash on hand of the Credit Parties held at financial institutions located in the United States, plus (b) Revolving Credit Availability, provided that, for purposes of calculating the Revolving Credit Availability under Section 4.2(s), Revolving Credit Exposure shall include, without duplication, (i) any fees and expenses due under Section 4.2(u) hereof, (ii) any accounts payable of Borrower with balances over sixty (60) days past due, and (iii) Borrower's initial credit request under the Revolving Credit Commitment.

        "Closing Date" means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

        "Closing Revolving Amount" means Twenty-Five Million Dollars ($25,000,000).

        "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

        "Collateral" means (a) all of Borrower's existing and future (i) personal property, (ii) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, Pledged Notes (if any), Government Contracts, Commercial Tort Claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in one or more Cash Collateral Accounts, if any, and (iv) Cash Security; (b) the Real Property; and (c) Proceeds of any of the foregoing.

        "Collection" means any payment made from an Account Debtor to a Credit Party including, but not limited to, cash, checks, drafts and any other form of payment.

        "Commercial Tort Claim" means a commercial tort claim, as that term is defined in the U.C.C.

        "Commitment" means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

        "Commitment Increase Period" means the period from the Closing Date to the date that is six months prior to the last day of the Commitment Period.

        "Commitment Percentage" means, for each Lender, the percentage set forth opposite such Lender's name under the column headed "Commitment Percentage", as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 11.10 hereof).

        "Commitment Period" means the period from the Closing Date to May 18, 2014, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

        "Companies" means Borrower and all Subsidiaries.

        "Company" means Borrower or a Subsidiary.

        "Compliance Certificate" means a Compliance Certificate in the form of the attached Exhibit E.

        "Confidential Information" means all confidential or proprietary information about the Companies that has been furnished by any Company to Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by Agent or such Lender not permitted by this Agreement, (b) was available to Agent or such Lender on a nonconfidential basis prior to its disclosure to Agent or such Lender, or (c) becomes available to Agent or such Lender on a nonconfidential basis from a Person other than a Company.

        "Consideration" means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

        "Consolidated" means the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

        "Consolidated Capital Expenditures" means, for any period, the amount of capital expenditures of Borrower, as determined on a Consolidated basis.

        "Consolidated Depreciation and Amortization Charges" means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower for such period, as determined on a Consolidated basis.

        "Consolidated EBITDA" means, for any period, as determined on a Consolidated basis, (a) Consolidated Net Income for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Income in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) non-cash losses or charges, and (v) losses with respect to Kratos Southeast, Inc. (so long as Kratos Southeast, Inc. is held as a discontinued operation and is sold or otherwise divested on or prior to the last day of the 2010 fiscal year of Borrower) for (A) the 2009 fiscal year of Borrower, and (B) the Quarterly Reporting Periods in 2010 in an aggregate amount not to exceed Two Million Dollars ($2,000,000); minus (b) to the extent included in Consolidated Net Income for such period, non-cash gains.

        "Consolidated Fixed Charges" means, for any period, as determined on a Consolidated basis, the aggregate, without duplication, of (a) Consolidated Interest Expense, and (b) principal payments on Consolidated Funded Indebtedness (including, without limitation, payments on Capitalized Lease Obligations, and excluding optional prepayments of the Revolving Loans).

        "Consolidated Funded Indebtedness" means, at any date, all Indebtedness (including, but not limited to, short-term, long-term and Subordinated Indebtedness, if any) of Borrower, as determined on a Consolidated basis.

        "Consolidated Income Tax Expense" means, for any period, all provisions for taxes based on the gross or net income of Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.

        "Consolidated Interest Expense" means, for any period, the interest expense (including, without limitation, the "imputed interest" portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs) of Borrower for such period, as determined on a Consolidated basis.

        "Consolidated Net Income" means, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis.

        "Consolidated Net Worth" means, at any date, the stockholders' equity of Borrower, determined as of such date on a Consolidated basis.

        "Consolidated Unfunded Capital Expenditures" means, for any period, Consolidated Capital Expenditures that are not directly financed by the Companies with long-term Indebtedness (other than Revolving Loans) or Capitalized Lease Obligations, as determined on a Consolidated basis.

        "Contract Account Debtor" means, with respect to a Government Contract or a Government Subcontract, as determined on a contract by contract basis, an Account Debtor or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

        "Control Agreement" means each Deposit Account Control Agreement and each Securities Account Control Agreement.

        "Controlled Disbursement Account" means a commercial Deposit Account designated "controlled disbursement account" and maintained by one or more Credit Parties with Agent or another Lender, without liability by Agent or such Lender to pay interest thereon.

        "Controlled Group" means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

        "Credit Event" means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by the Fronting Lender of a Letter of Credit.

        "Credit Party" means Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

        "Default" means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

        "Default Rate" means (a) with respect to any Loan or other Obligation, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

        "Defaulting Lender" means any Lender, as reasonably determined by Agent, that (a) has failed (which failure has not been cured) to fund any Loan or any participation interest in Letters of Credit required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified Agent and Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan shall not have been satisfied); (b) has notified Borrower or Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from Agent or Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans or participations in Letters of Credit, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason; or (d) has failed to pay to Agent or any other Lender when due an amount owed by such Lender to Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured. Any Defaulting Lender shall cease to be a Defaulting Lender when Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

        "Deposit Account" means a deposit account, as that term is defined in the U.C.C.

        "Deposit Account Control Agreement" means each Deposit Account Control Agreement among a Credit Party, Agent and a depository institution, dated on or after the Closing Date, to be in form and substance satisfactory to Agent, as the same may from time to time be amended, restated or otherwise modified.

        "Derived Base Rate" means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

        "Derived Eurodollar Rate" means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

        "Disposition" means the lease, transfer or other disposition of assets (whether in one or more than one transaction) by a Company.

        "Dollar" or the $ sign means lawful money of the United States of America.

        "Domestic Subsidiary" means a Subsidiary that is not a Foreign Subsidiary.

        "Dormant Subsidiary" means, as of any date of determination, a Company that (a) is not a Credit Party or the equity holder of a Credit Party, (b) has aggregate assets of less than Five Hundred Thousand Dollars ($500,000), (c) generated less than One Million Dollars ($1,000,000) in annual revenue during the most recently completed fiscal year of Borrower, and (d) has no direct or indirect Subsidiaries (i) with aggregate assets, for such Company and all such Subsidiaries, of more than Five

Hundred Thousand Dollars ($500,000), or (ii) that generated, in the aggregate, for such Company and all such Subsidiaries, more than One Million Dollars ($1,000,000) in annual revenue during the most recently completed fiscal year of Borrower.

        "Downgraded Lender" means any Lender that has a non-credit enhanced senior unsecured debt rating below investment grade from either Moody's, Standard & Poor's or any other nationally recognized statistical rating organization recognized as such by the SEC. Any Downgraded Lender shall cease to be a Downgraded Lender when Agent determines, in its reasonable discretion, that such Downgraded Lender is no longer a Downgraded Lender based upon the characteristics set forth in this definition.

        "EBITDA" means, for any period, in accordance with GAAP, (a) Net Income for such period, plus the aggregate amounts deducted in determining such Net Income in respect of (i) income taxes, (ii) interest expense, (iii) depreciation and amortization charges, and (iv) non-cash losses or charges; minus (b) to the extent included in Net Income for such period, non-cash gains.

        "Eligible Account Receivable" means an Account that is an account receivable (i.e., each specific invoice) of a Borrowing Base Company that, at all times until it is collected in full, continuously meets the following requirements:

        (a)   is not subject to any claim for credit, allowance or adjustment by the Account Debtor or any defense, dispute, set-off, chargeback or counterclaim;

        (b)   arose in the ordinary course of business of such Borrowing Base Company from the performance (fully completed) of services or bona fide sale of goods that have been shipped to the Account Debtor, and not more than ninety (90) days have elapsed since the invoice date;

        (c)   is not owing from an Account Debtor with respect to which such Borrowing Base Company has received any notice or has any knowledge of insolvency, bankruptcy or financial impairment, or that has suspended normal business operations, dissolved, liquidated or terminated its existence;

        (d)   is not subject to an assignment, pledge, claim, mortgage, lien or security interest of any type except those granted to or in favor of Agent, for the benefit of the Lenders, and Indenture Agent, for the benefit of the Senior Noteholders;

        (e)   does not relate to any goods repossessed, lost, damaged, rejected or returned, or acceptance of which has been revoked or refused;

        (f)    is not evidenced by a promissory note or any other instrument or by chattel paper;

        (g)   has not been determined by Agent to be unsatisfactory in any respect, in its reasonable credit judgment;

        (h)   is not a Government Account Receivable (other than an Eligible Government Account Receivable);

        (i)    is not owing from an Affiliate, an equity holder or an employee of such Borrowing Base Company;

        (j)    is not a Foreign Account Receivable, except for the amount of such Foreign Account Receivable that is fully insured by an insurer acceptable to Agent or backed by a letter of credit issued by, or a guaranty from, a financial institution acceptable to Agent, in each case in form and substance acceptable to Agent in its reasonable credit judgment;

        (k)   is not owing from (i) a Contract Account Debtor that has failed to pay more than fifty percent (50%), in the case of an Account Debtor on a Government Contract, of its currently outstanding accounts receivable within ninety (90) days of the invoice date, or (ii) an Account Debtor that has failed to pay more than twenty-five percent (25%), in the case of any other Account Debtor, of its currently outstanding accounts receivable within ninety (90) days of the invoice date;

        (l)    with respect to:

            (i)  an Account Debtor (other than (A) the United States or any of its departments, agencies or instrumentalities, or (B) an Investment Grade Account Debtor) that, together with its affiliates, owes one or more Borrowing Base Companies more than twenty-five percent (25%) of all accounts receivable of the Borrowing Base Companies, is not the portion of the Accounts that represents the amount in excess of twenty-five percent (25%) of such accounts receivable; and

           (ii)  an Investment Grade Account Debtor (other than the United States or any of its departments, agencies or instrumentalities) that, together with its affiliates, owes one or more Borrowing Base Companies more than fifty percent (50%) of all accounts receivable of the Borrowing Base Companies, is not the portion of the Accounts that represents the amount in excess of fifty percent (50%) of such accounts receivable; and

        (m)  is an Account in which Agent, for the benefit of the Lenders, has a valid and enforceable first priority security interest;

        (n)   has not arisen in connection with sales of goods that were shipped or delivered to an Account Debtor on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding;

        (o)   is not subject to any provision prohibiting assignment of the right to payment or requiring notice of or consent to such assignment (except provisions that are not enforceable under the Uniform Commercial Code in the applicable jurisdiction);

        (p)   is not owing from an Account Debtor (other than the United States or any of its departments, agencies or instrumentalities) located in a state that requires that such Borrowing Base Company, in order to sue any Person in such state's courts, to either (i) qualify to do business in such state or (ii) file a report with the taxation division of such state for the then current year, unless, in each case, such Borrowing Base Company has fulfilled such requirements to the extent applicable for the then current year;

        (q)   is not an Account with respect to which any of the representations, warranties, covenants and agreements contained in this Agreement or any of the Loan Documents are not or have ceased to be complete and correct, or have been breached;

        (r)   is not an Account that represents a progress billing (other than an Eligible Government Account Receivable or an Eligible Government Subcontract Account Receivable);

        (s)   is not owing by any state or any department, agency, or instrumentality thereof unless such Borrowing Base Company has complied with any applicable statutory or regulatory requirements thereof in respect of the security interest of Agent, for the benefit of the Lenders, as granted hereunder;

        (t)    is not, other than with respect to a Government Account Receivable or a Government Subcontract Account Receivable, owing from an Account Debtor that is also a supplier to or creditor of any Borrowing Base Company to the extent of the amount owing to such supplier or creditor; and

        (u)   does not represent a manufacturer's or supplier's credits, discounts, incentive plans or similar arrangements entitling any Borrowing Base Company to discounts on future purchases therefrom.

        "Eligible Government Account Receivable" means a Government Account Receivable of a Borrowing Base Company that, at all times until it is collected in full, continuously meets the following requirements:

        (a)   with respect to a Fixed Price Government Contract, the contracting officer (or the authorized representative of such contracting officer) for such Government Account Receivable has approved the payment of such Government Account Receivable;

        (b)   all customary and required procedures have been followed by such Borrowing Base Company to ensure the accuracy and legitimacy of such Government Account Receivable;

        (c)   is not relating to a Government Contract that includes a provision that prohibits the assignment of amounts due under such contract;

        (d)   an Instrument of Assignment and a Notice of Assignment of Claims have been delivered to Agent with respect to such Government Account Receivable;

        (e)   no Company has received notice or has knowledge (or reason to believe) that the Account Debtor with respect to such Government Account Receivable does not intend to pay such Government Account Receivable (or any other Government Account Receivable relating to the same Government Contract) in accordance with the invoice with respect thereto, in accordance with the terms of the Government Contract, or in accordance with the information that Borrower has provided to Agent with respect to such Government Account Receivable;

        (f)    no Company has received a "Cure Notice", "Show Cause" or other similar notice with respect to such Government Account Receivable (or any other Government Account Receivable relating to the same Government Contract); and

        (g)   such Government Account Receivable meets all of the requirements of an Eligible Account Receivable other than subparts (h), (l), (p), (r) and (t) of the Eligible Account Receivable definition.

        "Eligible Government Subcontract Account Receivable" means a Government Subcontract Account Receivable of a Borrowing Base Company that, at all times until it is collected in full, continuously meets the following requirements:

        (a)   the customer with respect to such Government Subcontract Account Receivable has approved the payment of such Government Subcontract Account Receivable;

        (b)   no Company has received a notice of default or other similar notice with respect to such Government Subcontract Account Receivable; and

        (c)   such Government Subcontract Account Receivable meets all of the requirements of an Eligible Account Receivable other than subparts (h), (r) and (t) of the Eligible Account Receivable definition.

        "Eligible Inventory" means all Inventory of a Borrowing Base Company in which Agent, for the benefit of the Lenders, has a valid and enforceable first security interest, except Inventory that:

        (a)   is in-transit or located outside of the United States;

        (b)   is in the possession of a bailee, consignee or other third party, unless (i) reserves, satisfactory to Agent, have been established with respect thereto; or (ii) (A) with respect to a consignee, processor or bailee, an acknowledged consignment letter, Processor's Waiver or Bailee's Waiver, as the case may be, has been received by Agent, (B) such third party is listed on Schedule 6.9 hereto, as amended from time to time, or Agent has received prior written notice of such third party location, (C) if required by Agent, proper notice has been given to all secured parties of such third party that have filed U.C.C. Financing Statements claiming a security interest in such third party's inventory, and (D) with respect to a consignee or processor, such Borrowing Base Company has filed appropriate U.C.C. Financing Statements to protect its interest therein, in form and substance satisfactory to Agent;

        (c)   is located on facilities leased by a Borrowing Base Company, unless an acknowledged Landlord's Waiver has been received (or waived in writing) by Agent, or reserves, satisfactory to Agent, have been established with respect thereto;

        (d)   is work-in-process;

        (e)   is slow-moving, damaged, defective or obsolete;

        (f)    consists of (i) goods not held for sale, such as labels, maintenance items, supplies and packaging, or held for return to vendors, or (ii) Inventory used in connection with research and development;

        (g)   is held for return to vendors;

        (h)   is subject to a Lien in favor of any Person other than Agent, for the benefit of the Lenders, and Indenture Agent, for the benefit of the Senior Noteholders; or

        (i)    is determined by Agent to be unsatisfactory in any respect, in its reasonable credit judgment.

        "Eligible Transferee" means a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D) that is not Borrower, a Subsidiary or an Affiliate.

        "Environmental Disclosure Letter" means that certain letter from Borrower to Agent, dated as of the Closing Date, concerning certain environmental disclosures.

        "Environmental Laws" means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

        "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

        "Equipment" means equipment, as that term is defined in the U.C.C.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

        "ERISA Event" means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt "prohibited transaction" (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any "cash or deferred arrangement" under any such ERISA

Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

        "ERISA Plan" means an "employee benefit plan" (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

        "Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Eurodollar" means a Dollar denominated deposit in a bank or branch outside of the United States.

        "Eurodollar Loan" means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based upon the Derived Eurodollar Rate.

        "Eurodollar Rate" means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent's discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.

        "Event of Default" means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Taxes" means, in the case of Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.

        "Existing Letter of Credit" means that term as defined in Section 2.2(b)(vii) hereof.

        "Federal Funds Effective Rate" means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the Closing Date.

        "Financial Officer" means any of the following officers: chief executive officer, president, corporate controller, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

        "Fixed Charge Coverage Ratio" means, as determined for the most recently completed four Quarterly Reporting Periods of Borrower, the ratio of (a) (i) Consolidated EBITDA, minus (ii) Consolidated Unfunded Capital Expenditures, minus (iii) Consolidated Income Tax Expense paid in cash, minus (iv) Capital Distributions (other than matching contributions to a 401(k) plan or pursuant to an employee stock purchase plan); to (b) Consolidated Fixed Charges.

        "Fixed Price Government Contract" means a firm fixed price Government Contract, or any other type of Government Contract, that requires prior approval of a contracting officer (or the authorized representative of such contracting officer) before payments are made in connection with such Government Contract.

        "Foreign Account Receivable" means an Account that arises out of contracts with or orders from an Account Debtor that is not a resident of the United States or Canada.

        "Foreign Benefit Plan" means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more Companies have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

        "Foreign Pension Plan" means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more Companies for their employees or former employees.

        "Foreign Subsidiary" means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

        "Fronting Lender" means, as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or, in the event that Agent shall be unable to issue a Letter of Credit, such other Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Lenders hereunder.

        "GAAP" means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

        "General Intangibles" means (a) general intangibles, as that term is defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

        "Gichner" means Gichner Holdings, Inc., a Delaware corporation.

        "Gichner Acquisition" means the Acquisition by Borrower of Gichner, pursuant to the Gichner Acquisition Documents.

        "Gichner Acquisition Documents" means the Gichner Purchase Agreement and each other document executed and delivered in connection therewith.

        "Gichner Purchase Agreement" means that certain Stock Purchase Agreement, dated as of April 12, 2010, between Borrower and Gichner.

        "Government Account Receivable" means an Account that arises out of a Government Contract.

        "Government Contract" means an agreement, contract or license to which any Credit Party and the United States or any of its departments, agencies or instrumentalities are parties.

        "Government Subcontract" means an agreement, contract or license, other than a Government Contract, to which any Credit Party is a party for which the United States or any of its departments, agencies or instrumentalities is the end customer.

        "Government Subcontract Account Receivable" means an Account that arises out of a Government Subcontract.

        "Governmental Authority" means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

        "Guarantor" means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

        "Guarantor of Payment" means each of the Companies designated a "Guarantor of Payment" on Schedule 2 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to Agent, or become a party by joinder to the previously executed Guaranty of Payment, subsequent to the Closing Date.

        "Guaranty of Payment" means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

        "Guaranty of Payment Joinder" means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to the previously executed Guaranty of Payment.

        "Hedge Agreement" means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company, or (c) any forward commodity purchase agreement or similar agreement or arrangement designed to protect against fluctuations in raw material or other commodity prices.

        "Hermes Contract" means Contract No. 1269 between Hellenic Aerospace Industry S.A. and Gichner (UK) LTD for the procurement of mobile shelters type S-280 C/G dated February 26, 2004 and as amended on March 2, 2010.

        "Indebtedness" means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker's acceptance, (e) all net obligations under any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

        "Indenture Agent" means Wilmington Trust FSB and any successor collateral agent pursuant to the Senior Notes Documents.

        "Indenture Priority Collateral" means the "Indenture Priority Collateral", as that term is defined in the Intercreditor Agreement.

        "Insolvent Lender" means a Lender that (a) has become or is not Solvent or is the Subsidiary of a Person that has become or is not Solvent; or (b) has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a Subsidiary of a Person that has become subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof. Any Insolvent Lender shall cease to be an Insolvent Lender when Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

        "Instrument of Assignment" means an Instrument of Assignment, in the form of the attached Exhibit G.

        "Intellectual Property Security Agreement" means an Intellectual Property Security Agreement executed and delivered on or after the Closing Date by Borrower or a Guarantor of Payment, wherein Borrower or such Guarantor of Payment, as the case may be, has granted to Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by Borrower or such Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

        "Intercreditor Agreement" means the Intercreditor Agreement dated as of the Closing Date among Agent, for the benefit of and on behalf of the Lenders, and the Indenture Agent, for the benefit of and on behalf of the Senior Noteholders, as the same may from time to time be amended, restated or otherwise modified.

        "Interest Adjustment Date" means the last day of each Interest Period.

        "Interest Period" means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that, if Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

        "Inventory" means inventory, as that term is defined in the U.C.C.

        "Investment Grade Account Debtor" means an Account Debtor with a long term issuer rating of no less than Baa1 from Moody's or BBB+ from Standard & Poor's.

        "Investment Property" means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, "investment property" shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

        "KeyBank" means KeyBank National Association, and its successors and assigns.

        "Landlord's Waiver" means a landlord's waiver or mortgagee's waiver, each in form and substance satisfactory to Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

        "Lender" means that term as defined in the first paragraph hereof and, as the context requires, shall include the Fronting Lender and the Swing Line Lender.

        "Letter of Credit" means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Fronting Lender for the account of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) three hundred sixty-four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) ten days prior to the last day of the Commitment Period.

        "Letter of Credit Commitment" means the commitment of the Fronting Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to Ten Million Dollars ($10,000,000).

        "Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

        "Lien" means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

        "Loan" means a Revolving Loan or a Swing Loan made to Borrower by the Lenders in accordance with Section 2.2(a) or 2.2(c) hereof.

        "Loan Documents" means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, the Intercreditor Agreement, each Security Document and the Agent Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

        "Lockbox" means the post office box rented by and in the name of one or more Credit Parties in accordance with Section 7.2(a) hereof.

        "Management Fees" means management, consulting or other similar fees paid by any Company to an equity holder (other than a Company) of a Company or an Affiliate.

        "Master Agreement" means that Master Agreement entered into by and among the Credit Parties and Agent in connection with the cash management services undertaken by Agent on behalf of the Companies.

        "Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Credit Party, (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the rights and remedies of Agent or the Lenders under any Loan Document, (d) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party or the Senior Notes Documents, or (e) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

        "Material Contract" means (a) any contract or agreement requiring annual payments to be made by a Credit Party or providing for annual payments to be received by a Credit Party, in each case in excess of Two Million Dollars ($2,000,000), (b) any other contract or other arrangement to which any Credit Party is a party for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) any Material Indebtedness Agreement.

        "Material Indebtedness Agreement" means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Two Million Five Hundred Thousand Dollars ($2,500,000).

        "Maximum Amount" means, for each Lender, the amount set forth opposite such Lender's name under the column headed "Maximum Amount" as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.9(a) hereof, increases pursuant to Section 2.9(b) hereof, and assignments of interests pursuant to Section 11.10 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

        "Maximum Rate" means that term as defined in Section 2.3(d) hereof.

        "Maximum Revolving Amount" means Forty-Five Million Dollars ($45,000,000).

        "Monthly Reporting Period" means a four or, in certain cases, (approximately) five week period established by Borrower as its monthly reporting period, as set forth on Schedule 5.3 hereto, as such Schedule 5.3 shall from time to time be replaced pursuant to Section 5.3(l) hereof.

        "Moody's" means Moody's Investors Service, Inc., and any successor to such company.

        "Mortgage" means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), dated on or after the Closing Date, relating to the Real Property, executed and delivered by a Credit Party, to further secure the Secured Obligations, as the same may from time to time be amended, restated or otherwise modified.

        "Multiemployer Plan" means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

        "Net Income" means, for any period, the net income (loss) for such period, determined in accordance with GAAP.

        "Non-Consenting Lender" means that term as defined in Section 11.3(c) hereof.

        "Non-Transfer Effective Date" means a date on which either (a) a Default or an Event of Default occurs, or (b) the Revolving Credit Availability becomes less than Ten Million Dollars ($10,000,000); and each such subsequent date that occurs after a Transfer Effective Date.

        "Non-Transfer Period" means each period commencing on a Non-Transfer Effective Date and ending on the first Transfer Effective Date occurring thereafter; provided that, should more than three separate Non-Transfer Periods exist during any twelve-month period, the then-existing Non-Transfer Period shall continue indefinitely at the discretion of Agent.

        "Non-U.S. Lender" means that term as defined in Section 3.2(c) hereof.

        "Note" means a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

        "Notice of Assignment of Claims" means a Notice of Assignment of Claims, in the form of the attached Exhibit H.

        "Notice of Loan" means a Notice of Loan in the form of the attached Exhibit D.

        "Obligations" means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by Borrower to Agent, the Swing Line Lender, the Fronting Lender, or any Lender (or any affiliate thereof) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations of Borrower or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with the Letters of Credit; (e) every other liability, now or hereafter owing to Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

        "Operating Account" means a commercial Deposit Account designated "operating account" and maintained by one or more Credit Parties with Agent, without liability by Agent to pay interest thereon, from which account Borrower shall have the right to withdraw funds until Agent, on behalf of the Lenders, terminates such right after the occurrence of a Default or an Event of Default.

        "Operating Leases" means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.

        "Organizational Documents" means, with respect to any Person (other than an individual), such Person's Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

        "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

        "Participant" means that term as defined in Section 11.11 hereof.

        "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

        "PBGC" means the Pension Benefit Guaranty Corporation, and its successor.

        "Pension Plan" means an ERISA Plan that is a "pension plan" (within the meaning of ERISA Section 3(2)).

        "Permitted Foreign Subsidiary Loans, Guaranties and Investments" means:

        (a)   the investments by Borrower or a Domestic Subsidiary in a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

        (b)   the loans by Borrower or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto (and any extension, renewal or refinancing thereof but, only to the extent that the principal amount thereof does not increase after the Closing Date);

        (c)   loans and investments by Borrower or a Domestic Subsidiary to or in a Foreign Subsidiary in connection with the Hermes Contract, so long as the aggregate amount of all such loans and investments of all Credit Parties does not exceed, at any time, an aggregate amount of Three Million Five Hundred Thousand Dollars ($3,500,000); and

        (d)   additional loans and investments by Borrower or a Domestic Subsidiary to or in a Foreign Subsidiary, or guaranties by Borrower or a Domestic Subsidiary of the Indebtedness or contract performance of a Foreign Subsidiary, made on or after the Closing Date in the ordinary course of business, so long as the aggregate amount of all such loans and investments of all Credit Parties does not exceed, at any time, an aggregate amount of One Million Dollars ($1,000,000).

        "Person" means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

        "Pledge Agreement" means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered to Agent, for the benefit of the Lenders, by Borrower or a Guarantor of Payment, as applicable, with respect to the Pledged Securities, as the same may from time to time be amended, restated or otherwise modified.

        "Pledged Notes" means the promissory notes payable to Borrower, as described on Schedule 7.4 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to Borrower.

        "Pledged Securities" means all of the shares of capital stock or other equity interest of a Subsidiary of a Credit Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall exclude (a) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (b) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary. (Schedule 4 hereto lists, as of the Closing Date, all of the Pledged Securities.)

        "Prime Rate" means the interest rate established from time to time by Agent as Agent's prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

        "Proceeds" means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of Agent and the Lenders to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Agent or any Lender to a Company's sale, exchange, collection or other disposition of any or all of the Collateral.

        "Processor's Waiver" means a processor's waiver (or similar agreement), in form and substance reasonably satisfactory to Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

        "Protective Advance" means a protective advance made by Agent in accordance with Section 2.15 hereof for the following:

        (a)   to pay and discharge past due taxes, assessments and governmental charges, at any time levied on or with respect to any of the Collateral to the extent that the applicable Company has failed to pay and discharge the same in accordance with the requirements of this Agreement or any of the other Loan Documents;

        (b)   to pay and discharge any claims of other creditors that are secured by any Lien on any Collateral, other than a Lien permitted by Section 5.9 hereof;

        (c)   to pay for the maintenance, repair, restoration and preservation of any Collateral to the extent the Company that owns such Collateral fails to comply with its obligations in regard thereto under this Agreement and the other Loan Documents, or Agent reasonably believes payment of the same is necessary or appropriate to avoid a material loss or material diminution in value of such Collateral;

        (d)   to obtain and pay the premiums on insurance for any Collateral to the extent the Companies fail to maintain such insurance in accordance with the requirements of this Agreement and the other Loan Documents; or

        (e)   to otherwise maintain, protect or preserve the Collateral or the rights of the Lenders under the Loan Documents and is made to enhance the likelihood of, or to maximize the amount of, repayment of the Secured Obligations.

        "Quarterly Reporting Period" means a three month period established by Borrower as a fiscal quarter of Borrower, as more specifically set forth on Schedule 5.3 hereto, as such Schedule 5.3 shall from time to time be replaced pursuant to Section 5.3(l) hereof.

        "Real Property" means each parcel of real estate owned by a Credit Party as set forth on Schedule 5 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the "Property" in each of the Mortgages.

        "Register" means that term as described in Section 11.10(i) hereof.

        "Regularly Scheduled Payment Date" means the last day of each March, June, September and December of each year.

        "Related Expenses" means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys' fees, legal expenses, judgments, suits and disbursements) (a) incurred by Agent, or imposed upon or asserted against Agent or any Lender, in any attempt by Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate; and (c) all Protective Advances.

        "Related Writing" means each Loan Document, each Borrowing Base Certificate and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

        "Reportable Event" means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

        "Required Lenders" means the holders of at least fifty-one percent (51%), based upon each Lender's Commitment Percentage, of an amount (the "Total Amount") equal to (a) during the Commitment Period, the Total Commitment Amount, or (b) after the Commitment Period, the Revolving Credit Exposure; provided that (i) the portion of the Total Amount held or deemed to be held by any Defaulting Lender or Insolvent Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two or more Lenders (that are not Defaulting Lenders or Insolvent Lenders), Required Lenders shall constitute at least two Lenders.

        "Requirement of Law" means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

        "Reserve" or "Reserves" means any amount that Agent reserves, without duplication, pursuant to Section 2.12 hereof, against the Borrowing Base.

        "Reserve Percentage" means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

        "Restricted Payment" means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, (c) any Management Fees, (d) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Indebtedness owing under the Senior Notes, or (e) the exercise by any Company of any right of defeasance or covenant defeasance or similar right with respect to any Indebtedness owing under the Senior Notes.

        "Revolving Amount" means the Closing Revolving Amount, as such amount may be increased up to the Maximum Revolving Amount pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

        "Revolving Credit Availability" means, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.

        "Revolving Credit Commitment" means the obligation hereunder, during the Commitment Period, of the Lenders to make Revolving Loans, the Fronting Lender to issue and each Lender to participate in Letters of Credit pursuant to the Letter of Credit Commitment, and the Swing Line Lender to make and each Lender to participate in Swing Loans pursuant to the Swing Line Commitment, up to an aggregate principal amount outstanding at any time equal to the lesser of (a) the Borrowing Base, or (b) the Revolving Amount.

        "Revolving Credit Exposure" means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

        "Revolving Credit Note" means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4(a) hereof.

        "Revolving Loan" means a Loan made to Borrower by the Lenders in accordance with Section 2.2(a) hereof.

        "SEC" means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

        "Secured Obligations" means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to Lenders under Hedge Agreements, and (c) the Bank Product Obligations owing to Lenders under Bank Product Agreements.

        "Securities Account" means a securities account, as that term is defined in the U.C.C.

        "Securities Account Control Agreement" means each Securities Account Control Agreement among a Credit Party and a Securities Intermediary, dated on or after the Closing Date, to be in form and substance satisfactory to Agent, as the same may from time to time be amended, restated or otherwise modified.

        "Securities Intermediary" means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

        "Security Account" means a commercial Deposit Account maintained with Agent, without liability by Agent to pay interest thereon, as described in Section 7.2(e) hereof.

        "Security Agreement" means each Security Agreement, executed and delivered by a Guarantor of Payment in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Security Agreement executed after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

        "Security Agreement Joinder" means each Security Agreement Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to the previously executed Security Agreement.

        "Security Documents" means each Security Agreement, each Security Agreement Joinder, each Pledge Agreement, each Intellectual Property Security Agreement, each Processor's Waiver, each Mortgage, each Landlord's Waiver, each Bailee's Waiver, each Control Agreement, each Instrument of Assignment, each Notice of Assignment of Claims, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

        "Senior Noteholders" means the holders of the Senior Notes.

        "Senior Notes" means the 10% Senior Secured Notes due 2017, as the same may from time to time be amended, restated, supplemented or otherwise modified.

        "Senior Notes Documents" means the Senior Notes Indenture and the Senior Notes, and every other agreement executed in connection therewith, as the same may from time to time be amended, restated, supplemented or otherwise modified.

        "Senior Notes Indenture" means that certain Indenture, dated as of May 19, 2010, among Borrower, the guarantors party thereto, Wilmington Trust FSB, as trustee, the Indenture Agent and the Senior Noteholders (as the same may from time to time be further amended, restated, supplemented or otherwise modified).

        "Settlement Date" means that term as defined in Section 2.2(c)(ii) hereof.

        "Solvent" means, with respect to any Person, that (a) the fair value of such Person's assets is in excess of the total amount of such Person's debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person's assets is in excess of the amount that will be required to pay such Person's debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

        "Standard & Poor's" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.

        "Subordinated" means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.

        "Subsidiary" means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Borrower or by one or more other subsidiaries of Borrower or by Borrower and one or more subsidiaries of Borrower, (b) a partnership, limited liability company or unlimited liability company of which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

        "Supporting Letter of Credit" shall mean a standby letter of credit, in form and substance satisfactory to Agent and the Fronting Lender, issued by an issuer satisfactory to Agent and the Fronting Lender.

        "Swing Line Commitment" means the commitment of the Swing Line Lender to make Swing Loans to Borrower up to the aggregate amount at any time outstanding of Five Million Dollars ($5,000,000).

        "Swing Line Exposure" means, at any time, the aggregate principal amount of all Swing Loans outstanding.

        "Swing Line Lender" means KeyBank, as holder of the Swing Line Commitment.

        "Swing Line Note" means the Swing Line Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.4(b) hereof.

        "Swing Loan" means a loan that shall be denominated in Dollars made to Borrower by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

        "Swing Loan Maturity Date" means, with respect to any Swing Loan, the earlier of (a) the first Wednesday (or the next Business Day if such Wednesday is not a Business Day) after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

        "Taxes" means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

        "Total Commitment Amount" means the principal amount of Twenty-Five Million Dollars ($25,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

        "Transfer Effective Date" means, after the most recent Non-Transfer Effective Date, the last day of a sixty (60) consecutive day period during which (a) the Revolving Credit Availability shall have been, at all times during such period, greater than Fifteen Million Dollars ($15,000,000), and (b) no Default or Event of Default shall have occurred at any time during such period.

        "U.C.C." means the Uniform Commercial Code, as in effect from time to time in the State of New York.

        "U.C.C. Financing Statement" means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

        "Voting Power" means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

        "Welfare Plan" means an ERISA Plan that is a "welfare plan" within the meaning of ERISA Section 3(l).

        Section 1.2.    Accounting Terms.    Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP. If at any time any change in GAAP (including, without limitation, any conversion to International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower,

Agent or the Required Lenders shall so request, Borrower, Agent and the Required Lenders shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrower shall provide to Agent reconciliation statements requested by Agent (reconciling the computations of such financial ratios and requirements from the then-current GAAP computations to the computations under GAAP prior to such change) in connection therewith. All financial statements and other information required to be delivered by Borrower to Agent and the Lenders pursuant to Section 5.3 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 6.1(c), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements of Borrower.

        Section 1.3.    Terms Generally.    The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

        Section 2.1.    Amount and Nature of Credit.

        (a)   Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrower, participate in Swing Loans made by the Swing Line Lender to Borrower, and issue or participate in Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

        (b)   Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrower or the issuance of a Letter of Credit:

            (i)  the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender's pro rata share of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

           (ii)  the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender's Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

        (c)   The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

        Section 2.2.    Revolving Credit Commitment.

        (a)    Revolving Loans.    Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period.

        (b)    Letters of Credit.

            (i)  Generally.    Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of Borrower or a Guarantor of Payment, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment. The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender's Commitment Percentage.

           (ii)  Request for Letter of Credit.    Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 10:00 A.M. (Pacific time) three Business Days prior to the date of the proposed issuance of the Letter of Credit. Each such request shall be in a form acceptable to Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, Borrower, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give the Fronting Lender and each Lender notice of each such request for a Letter of Credit.

          (iii)  Commercial Documentary Letters of Credit Fees.    With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of Borrower or any Guarantor of Payment, Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to the Applicable Margin for Eurodollar Loans (in effect on such date) multiplied by the face amount of such Letter of Credit; and (B) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

          (iv)  Standby Letters of Credit Fees.    With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of Borrower or any Guarantor of Payment, Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to the Applicable Margin for Eurodollar Loans (in effect on such date)

  multiplied by the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of fifteen (15.00) basis points of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

           (v)  Refunding of Letters of Credit with Revolving Loans.    Whenever a Letter of Credit shall be drawn, Borrower shall reimburse the Fronting Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by Borrower within one Business Day of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent), Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(v) to reimburse, in full (other than the Fronting Lender's pro rata share of such borrowing), the Fronting Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender's pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

          (vi)  Participation in Letters of Credit.    If, for any reason, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding subsection, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Lender fund a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Lender thereof (by facsimile or telephone (confirmed in writing)). Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender's Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Lender's ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender's Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrower pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans. Each Lender is hereby authorized to record on its records such Lender's pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vii) below.

         (vii)  Existing Letters of Credit.    Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Lender under this Agreement on the Closing Date (each, an "Existing Letter of Credit") shall constitute a "Letter of Credit" for all purposes of this Agreement, issued, for purposes of Section 2.2(b)(vi) hereof, on the Closing Date. Borrower, Agent and the Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof. Notwithstanding anything to the contrary in any reimbursement agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit to be shared with the Lenders shall accrue from the Closing Date at the rate provided in Section 2.2(b)(iii) and (iv) hereof.

        (viii)  Letters of Credit Outstanding Beyond the Commitment Period.    If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, Borrower shall deposit with Agent, for the benefit of the Fronting Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties. The cash shall be deposited in an escrow account at a financial institution designated by the Fronting Lender. The Fronting Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Fronting Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit. Borrower shall also execute such documentation as Agent or the Fronting Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to Borrower.

          (ix)  Requests for Letters of Credit When One or More Lenders are Affected Lenders.    No Letter of Credit shall be requested or issued hereunder if any Lender is at such time an Affected Lender hereunder, unless Agent (and the Fronting Lender) has entered into satisfactory (to Agent) arrangements (including, without limitation, the posting of cash collateral) with Borrower or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

           (x)  Letters of Credit Issued and Outstanding When One or More Lenders are Affected Lenders.    With respect to any Letters of Credit that have been issued and are outstanding at the time any Lender is an Affected Lender, Agent (and the Fronting Lender) shall have the right to request that Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to Agent (and the Fronting Lender), such Letters of Credit so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

        (c)    Swing Loans.

            (i)  Generally.    Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request; provided that Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto.

           (ii)  Refunding of Swing Loans.    As often as Agent, in its sole discretion deems appropriate, but in no event later than 10:00 A.M. (Pacific time) on each Wednesday (or the next Business Day if such Wednesday is not a Business Day) (each a "Settlement Date"), the Swing Line Lender shall require (and the Lenders and Borrower agree that the Swing Line Lender shall have the right, in its sole discretion, to require) that the then outstanding Swing Loans be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Upon receipt of such notice by Borrower and the Lenders, Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that such Lender's obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender's pro rata share of the amounts paid to refund such Swing Loan.

          (iii)  Participation in Swing Loans.    If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Lender fund a participation in such Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone (confirmed in writing)). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Lender's Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Lender's ratable share of such Swing Loan (determined in accordance with such Lender's Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Lender.

          (iv)  Requests for Swing Loan When One or More Lenders are Affected Lenders.    No Swing Loan shall be requested or issued hereunder if any Lender is at such time an Affected Lender hereunder, unless Agent has entered into satisfactory (to Agent) arrangements (including, without limitation, the posting of cash collateral) with Borrower or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

           (v)  Swing Loans Outstanding When One or More Lenders are Affected Lenders.    With respect to any Swing Loans that are outstanding at the time any Lender is an Affected Lender, Agent shall have the right to request that Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to Agent, such Swing Loans so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

        Section 2.3.    Interest.

        (a)    Revolving Loans.

            (i)  Base Rate Loan.    Borrower shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing June 30, 2010, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

           (ii)  Eurodollar Loans.    Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

        (b)    Swing Loans.    Borrower shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Lender that shall have purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time, from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on Swing Loans shall be payable on each Regularly Scheduled Payment. Each Swing Loan shall bear interest for a minimum of one day.

        (c)    Default Rate.    Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 8.12 hereof, the applicable Default Rate shall apply without any election or action on the part of Agent or any Lender.

        (d)    Limitation on Interest.    In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate"). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

        Section 2.4.    Evidence of Indebtedness.

        (a)    Revolving Loans.    Upon the request of a Lender, to evidence the obligation of Borrower to repay the Revolving Loans made by such Lender and to pay interest thereon, Borrower shall execute a Revolving Credit Note, payable to the order of such Lender in the principal amount equal to its Commitment Percentage of the Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided that the failure of a Lender to request a Revolving Credit Note shall in no way detract from Borrower's obligations to such Lender hereunder.

        (b)    Swing Loans.    Upon the request of the Swing Line Lender, to evidence the obligation of Borrower to repay the Swing Loans and to pay interest thereon, Borrower shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from Borrower's obligations to the Swing Line Lender hereunder.

        Section 2.5.    Notice of Credit Event; Funding of Loans.

        (a)    Notice of Credit Event.    Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 10:00 A.M. (Pacific time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 10:00 A.M. (Pacific time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, and (iii) 10:00 A.M. (Pacific time) on the proposed date of borrowing of any Swing Loan, or such other time to which the Swing Line Lender may agree; provided that, if a request for a Base Rate Loan shall not be on a Settlement Date, such request shall be deemed to be a request for a Swing Loan (unless Agent shall elect to have the Lenders fund such request with a Revolving Loan that meets the requirements of this Section 2.5), so long as the Swing Line Exposure shall not exceed the Swing Line Commitment. Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

        (b)    Funding of Loans.    Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 11:00 A.M. (Pacific time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to Agent, not later than 12:00 P.M. (Pacific time), the amount in Dollars, in federal or other immediately available funds, required of it. If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Borrower, to debit any account of Borrower or otherwise receive such amount from Borrower, promptly after demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

        (c)    Conversion and Continuation of Loans.

            (i)  At the request of Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

           (ii)  At the request of Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

        (d)    Minimum Amount.    Each request for:

            (i)  a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased in increments of One Hundred Thousand Dollars ($100,000); provided that, during a Non-Transfer Period, there shall be no minimum amount for Base Rate Loans;

           (ii)  a Eurodollar Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased in increments of One Hundred Thousand Dollars ($100,000); and

          (iii)  a Swing Loan may be in any amount as may be agreed to by the Swing Line Lender.

        (e)    Interest Periods.    Borrower shall not request that Eurodollar Loans be outstanding for more than five different Interest Periods at the same time.

        (f)    Advancing of Non Pro-Rata Revolving Loans.    Notwithstanding anything in this Agreement to the contrary, if Borrower requests a Revolving Loan pursuant to Section 2.5(a) hereof (and all conditions precedent set forth in Section 4.1 hereof are met) at a time when one or more Lenders are Defaulting Lenders, Agent shall have the option, in its sole discretion, to require the non-Defaulting Lenders to honor such request by making a non pro-rata Revolving Loan to Borrower in an amount equal to (i) the amount requested by Borrower, minus (ii) the portions of such Revolving Loan that should have been made by such Defaulting Lenders. For purposes of such Revolving Loans, the Lenders that are making such Revolving Loan shall do so in proportion to their Commitment Percentages of the amount requested by Borrower.

        Section 2.6.    Payment on Loans and Other Obligations.

        (a)    Payments Generally.    Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

        (b)    Payments in Dollars from Borrower.    All payments (including prepayments) to Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b shall be remitted to Agent, at the address of Agent for notices referred to in Section 11.4 hereof for the account of the Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 10:00 A.M. (Pacific time) on the due date thereof in immediately available funds. Any such payments received by Agent (or the Fronting Lender or the Swing Line Lender) after 10:00 A.M. (Pacific time) shall be deemed to have been made and received on the next Business Day.

        (c)    Payments to Lenders.    On each Settlement Date (and more frequently if deemed appropriate by Agent), Agent shall distribute to each Lender its ratable share, if any, of the amount of principal payments received by Agent for the account of such Lender. With respect to interest, commitment fees and other payments received by Agent from Borrower, Agent shall promptly distribute to each Lender its ratable share, if any, of the amount of interest, commitment fee or other payment received by Agent for the account of such Lender. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans, Swing Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

        (d)    Timing of Payments.    Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

        (e)    Affected Lender.    To the extent that Agent receives any payments or other amounts for the account of an Affected Lender, at the discretion of Agent, such Affected Lender shall be deemed to have requested that Agent use such payment or other amount (or any portion thereof, at the discretion of Agent) first, to cash collateralize its unfunded risk participation in Swing Loans and the Letters of Credit pursuant to Sections 2.2(b)(vi), 2.2(c)(iii), and 2.5(b) hereof, and, with respect to any Defaulting Lender, second, to fulfill its obligations to make Loans.

        (f)    Payment of Non Pro-Rata Revolving Loans.    Notwithstanding anything in this Agreement to the contrary, at the sole discretion of Agent, in order to pay Revolving Loans that were not advanced pro rata by the Lenders, any payment of any Loan may first be applied to such Revolving Loans that were not advanced pro rata.

        Section 2.7.    Prepayment.

        (a)    Right to Prepay.

            (i)  Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty.

           (ii)  Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

          (iii)  Notwithstanding anything in this Section 2.7 or otherwise to the contrary, at the discretion of Agent, in order to prepay Revolving Loans that were not advanced pro rata by all of the Lenders, any prepayment of a Loan shall first be applied to Revolving Loans made by the Lenders during any period in which a Defaulting Lender or Insolvent Lender shall exist.

        (b)    Notice of Prepayment.    Borrower shall give Agent irrevocable written notice of prepayment of a Base Rate Loan or Swing Loan by no later than 10:00 A.M. (Pacific time) one Business Day before the Business Day on which such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 10:00 A.M. (Pacific time) three Business Days before the Business Day on which such prepayment is to be made. Swing Loans may be prepaid without advance notice if prepaid through a "sweep" cash management arrangement with Agent.

        (c)    Minimum Amount.    Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than the lesser of One Million Dollars ($1,000,000), or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

        Section 2.8.    Commitment and Other Fees.

        (a)    Commitment Fee.    Borrower shall pay to Agent, for the ratable account of the Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on the payment date, multiplied by (ii) the average daily Revolving Amount in effect during such quarter, minus (B) the average daily Revolving Credit Exposure (exclusive of the Swing Line Exposure) during such quarter. The commitment fee shall be payable in arrears, on June 30, 2010 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

        (b)    Agent Fee.    Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

        (c)    Collateral Audit and Appraisal Fees.    Borrower shall reimburse Agent, for its sole benefit, for all costs and expenses relating to any collateral assessment, that may be conducted from time to time by or on behalf of Agent, the scope and frequency of which shall be in Agent's sole discretion; provided that, absent an Event of Default, Borrower need not reimburse Agent for (i) more than three collateral field audits during a calendar year, or (ii) one Inventory appraisal during a calendar year.

        (d)    Authorization to Debit Account.    Borrower hereby agrees that Agent has the right to debit from any Deposit Account of Borrower or any other Credit Party, amounts owing to Agent and the Lenders by Borrower under this Agreement and the Loan Documents for payment of fees, expenses and other amounts incurred or owing in connection therewith; provided that, so long as no Default or Event of Default shall then exist, (i) Borrower shall have the right to approve any legal fees prior to the payment of any such legal fees, and (ii) Agent shall provide Borrower with three days advance notice (which may be by email or telephone to a Financial Officer) prior to debiting any Deposit Account of a Credit Party.

        Section 2.9.    Modifications to Commitment.

        (a)    Optional Reduction of Revolving Credit Commitment.    Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than five Business Days' (or thirty (30) days if the Total Commitment Amount is to be reduced or terminated in its entirety) written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Lender of the date of each such reduction and such Lender's proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Amount as so reduced. If Borrower reduces in whole the Commitment, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to Agent marked "Canceled" and Agent shall redeliver such Revolving Credit Notes to Borrower. Any partial reduction in the Revolving Amount shall be effective during the remainder of the Commitment Period. Upon each decrease of the Revolving Amount, the Total Commitment Amount shall be proportionally decreased.

        (b)    Increase in Commitment.    At any time during the Commitment Increase Period, Borrower may request that Agent increase the Revolving Amount from the Closing Revolving Amount up to an amount that shall not exceed the Maximum Revolving Amount. Each such request for an increase shall be in an amount of at least Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000), and, if Agent agrees to such increase in the Revolving Amount, may be made by either (i) increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (ii) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment, as a party to this Agreement (collectively, the "Additional Commitments"). During the Commitment Increase Period, all of the Lenders agree that Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an "Additional Lender Assumption Effective Date"), (C) Borrower shall execute and deliver to Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by Agent, and (D) Borrower shall, on the Additional Lender Assumption Effective Date, deliver to Agent, for the benefit of the Lenders, an opinion of counsel, in form and substance satisfactory to Agent, indicating that the Obligations incurred pursuant to the Additional Commitments are permitted to be incurred, and permitted to be secured, pursuant to the Senior Notes Documents. The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders. On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b) (and Borrower shall pay to the Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the Lenders would cause a prepayment of one or more Eurodollar Loans). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to Section 2.9(a) hereof) without the prior written consent of such Lender. Borrower shall not request any increase in the Commitment pursuant to this Section 2.9(b) if a Default or an Event of Default shall then exist, or immediately after giving effect to any such increase would exist. Upon each increase of the Revolving Amount, the Total Commitment Amount shall be proportionally increased.

        Section 2.10.    Computation of Interest and Fees.    With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

        Section 2.11.    Mandatory Payments.

        (a)    Revolving Credit Exposure.    If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

        (b)    Swing Line Exposure.    If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

        (c)    Application of Mandatory Payments.    Unless otherwise designated by Borrower, each prepayment pursuant to Section 2.11(a) hereof shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, and (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

        Section 2.12.    Establishment of Reserves.    Agent, on behalf of the Lenders, shall have the right, from time to time, in the good faith exercise of its reasonable credit judgment (consistent with the asset-based nature of this credit), to establish Reserves in such amounts and with respect to such matters as Agent deems necessary or appropriate, and to increase or decrease such Reserves. In exercising such reasonable credit judgment, Agent may take into account factors that (a) will or could reasonably be expected to adversely affect the value of any Collateral, the enforceability or priority of the Liens of Agent or the amount that Agent, for the benefit of the Lenders, would be likely to receive in the liquidation of such Collateral, or (b) may demonstrate that any collateral report or financial information concerning the Credit Parties is incomplete, inaccurate or misleading in any material respect. In exercising such reasonable credit judgment, Reserves may be established against anticipated obligations, contingencies or conditions affecting the Companies, including, without limitation, (i) tax liabilities and other obligations owing to Governmental Authorities, (ii) asserted litigation liabilities, (iii) anticipated remediation for compliance with Environmental Laws, and (iv) obligations owing to any lessor of real property, any warehouseman, any processor or any mortgagor on third party mortgaged sites. Reserves may also be established with respect to the dilution of accounts receivable, as a result of inventory appraisals and other results of field examinations.

        Section 2.13.    Addition of Borrowing Base Company.    At the request of Borrower and at the sole discretion of Agent, a Domestic Subsidiary may become a Borrowing Base Company hereunder, provided that, in addition to Agent's consent, (a) such Domestic Subsidiary shall have complied with all requirements of Section 5.20 hereof, (b) the assets of such Domestic Subsidiary shall have been appraised and otherwise evaluated for borrowing base eligibility purposes in a manner and by appraisers satisfactory to Agent, and (c) such Domestic Subsidiary shall have provided to Agent such corporate governance and authorization documents and an opinion of counsel and any other documents and items as may be deemed necessary or advisable by Agent, all of the foregoing to be in form and substance satisfactory to Agent.

        Section 2.14.    Record of Advances; Application of Collections.

        (a)    Maintenance of Record of Advances.    Agent, on behalf of the Lenders, shall maintain records in respect of the Credit Parties that shall reflect (i) the aggregate outstanding principal amount of Revolving Loans and accrued interest, (ii) the unreimbursed Letter of Credit drawings, (iii) the aggregate outstanding principal amount of Swing Loans and accrued interest, and (iv) all other Obligations that shall have become payable hereunder (the "Advance Record"). Each entry by Agent in the Advance Record shall be, to the extent permitted by applicable law and absent manifest error, prima facie evidence of the data entered. Such entries by Agent shall not be a condition to Borrower's obligation to repay the Obligations.

        (b)    Charges, Credits and Reports.    Borrower hereby authorizes Agent, on behalf of the Lenders, to charge the Advance Record with all Revolving Loans, Swing Loans and all other Obligations under this Agreement or any other Loan Document. The Advance Record will be credited in accordance with the provisions of this Agreement with all payments received by Agent directly from Borrower or any other Credit Party or otherwise for the account of Borrower or any other Credit Party pursuant to this Agreement. Agent shall send Borrower monthly statements in accordance with Agent's standard procedures. Any and all such periodic or other statements or reconciliations of the Advance Record shall be final, binding and conclusive upon Borrower and the other Credit Parties in all respects, absent manifest error, unless Agent receives specific written objection thereto from Borrower within thirty (30) Business Days after such statements or reconciliation shall have been sent to Borrower.

        (c)    Application of Specific Payments.    Except for the crediting to the Advance Record of Collections deposited to one or more Cash Collateral Accounts as provided below, Borrower shall make all other payments to be made by Borrower under this Agreement with respect to the Obligations not later than 11:00 A.M. (Pacific time) on the day when due, without setoff, counterclaim, defense or deduction of any kind. Payments received after 11:00 A.M. (Pacific time) shall be deemed to have been received on the next Business Day. Prior to the occurrence of an Event of Default, Borrower may specify to Agent the Obligations to which such payment is to be applied. If Borrower does not specify an application for such payment or if an Event of Default has occurred, Agent shall apply such payment in its discretion.

        (d)    Crediting of Collections During a Non-Transfer Period.    For the purpose of calculating interest on the Obligations and determining the aggregate amount of Loans outstanding during a Non-Transfer Period, the amount of the Revolving Credit Exposure and the availability for additional Revolving Loans and Letters of Credit, all Collections deposited into a Cash Collateral Account shall be credited to the account of Borrower (as reflected in the Advance Record) on the next Business Day after the Business Day on which Agent has received notice of the deposit of the proceeds of such Collections into such Cash Collateral Account (including automated clearinghouse and federal wire transfers); provided that, immediately available funds shall be applied on the same Business Day. Such Collections shall be credited as follows: (i) first to any costs and expenses due under this Agreement, (ii) second to Swing Loans, (iii) third to Base Rate Loans, and (iv) fourth to Eurodollar Loans. If such Collections made on a date other than a Settlement Date are in excess of the aggregate amount of Swing Loans outstanding, then such Collections may, in the discretion of Agent depending on the amount of such payment, be credited towards the Swing Line Lender's pro rata share of Revolving Loans outstanding until such payments can be reallocated among the Lenders on the next Settlement Date. From time to time, upon advance written notice to Borrower, Agent may adopt such additional or modified regulations and procedures as Agent may deem reasonable and appropriate with respect to the operation of the Cash Collateral Accounts and not substantially inconsistent with the terms of this Agreement.

        (e)    Application of Deposits in Cash Collateral Accounts During a Non-Transfer Period.    Deposits of Collections to the Cash Collateral Accounts during a Non-Transfer Period shall be credited to the Advance Record of Borrower on a daily basis in accordance with subsection (d) above, and thereby reduce the Swing Line Exposure or the Revolving Credit Exposure (other than in respect of the undrawn amount of any Letter of Credit outstanding) as Agent may choose, in its sole discretion; provided that, prior to the occurrence of an Event of Default, Agent will use reasonable efforts to avoid applications of payments that would cause prepayment of a Eurodollar Loan prior to the expiration of the applicable Interest Period. Upon payment in full of the Secured Obligations and the termination of the Commitment, deposits of Collections to the Cash Collateral Accounts shall be credited by Agent as directed by Borrower.

        Section 2.15.    Protective Advances.    Agent may, in its reasonable discretion, make Protective Advances without the consent of the Lenders, so long as after giving effect to such Protective

Advances, the aggregate amount of outstanding Protective Advances shall not exceed five percent (5%) of the Total Commitment Amount. A Protective Advance is for the account of Borrower and shall constitute Obligations. Any such Protective Advances incurred after the occurrence and during the continuance of an Event of Default shall be deemed to have been made in connection with the exercise of remedies by Agent and shall have the priority set forth in Section 9.8 hereof as expenses of Agent incurred in connection with the exercise of remedies under this Agreement or the other Loan Documents. To the extent Agent makes Protective Advances, Borrower hereby agrees to promptly reimburse Agent, on demand, for all such Protective Advances. The advance of any such Protective Advances on any one occasion shall not obligate Agent to advance any Protective Advances on any other occasion and nothing in this Section 2.15 shall be construed as excusing any Company from the performance of any covenant or other agreement of such Company with respect to any of the foregoing matters as set forth in this Agreement or in any of the other Loan Documents. The Lenders shall reimburse Agent for any Protective Advances to the extent that Agent does not receive reimbursement pursuant to any other provision of this Agreement, and, at the sole option of Agent, Agent may reimburse itself for Protective Advances through the making of a Swing Loan or by requesting that the Lenders fund a Revolving Loan, subject to no conditions precedent whatsoever (but, for clarification, subject to the first sentence hereof) other than notice to the Lenders in accordance with Section 2.5(a) hereof.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

        Section 3.1.    Requirements of Law.

        (a)   If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

          (A)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

          (B)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

          (C)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

        (b)   If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

        (c)   A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        Section 3.2.    Taxes.

        (a)   All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

        (b)   Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, such Credit Party and Borrower shall indemnify Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by Agent or such Lender as a result of any such failure.

        (c)   Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a "Non-U.S. Lender") shall deliver to Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement with respect to such interest and two copies of a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (c) that such Non-U.S. Lender is not legally able to deliver.

        (d)   The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

        Section 3.3.    Funding Losses.    Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error. The obligations of Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        Section 3.4.    Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

        (a)   If any Lender shall determine (which determination shall, upon notice thereof to Borrower and Agent, be conclusive and binding on Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

        (b)   If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

        Section 3.5.    Discretion of Lenders as to Manner of Funding.    Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender's Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

ARTICLE IV. CONDITIONS PRECEDENT

        Section 4.1.    Conditions to Each Credit Event.    The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

        (a)   all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

        (b)   Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

        (c)   no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

        (d)   each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

        Section 4.2.    Conditions to the First Credit Event.    Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in the first Credit Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

        (a)   Notes as Requested.    Borrower shall have executed and delivered to (i) each Lender requesting a Revolving Credit Note such Lender's Revolving Credit Note, and (ii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

        (b)   Subsidiary Documents.    Each Guarantor of Payment shall have executed and delivered to Agent (i) a Guaranty of Payment, in form and substance satisfactory to Agent, and (ii) a Security Agreement and such other documents or instruments, as may be required by Agent to create or perfect the Liens of Agent, for the benefit of the Lenders, in the assets of such Guarantor of Payment, all to be in form and substance satisfactory to Agent.

        (c)   Intellectual Property Security Agreements.    Each Credit Party that owns federally registered intellectual property shall have executed and delivered to Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement, in form and substance satisfactory to Agent and the Lenders.

        (d)   Real Estate Matters.    With respect to each parcel of the Real Property owned by a Credit Party, Borrower shall have delivered to Agent:

            (i)  evidence to Agent's satisfaction in its sole discretion that no portion of such Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency; and

           (ii)  two fully executed originals of the Mortgage with respect to such Real Property.

        (e)   Delivery of Pledged Notes.    With respect to any Pledged Notes, Borrower, as appropriate, has executed an appropriate endorsement on (or separate from) each such Pledged Note and has deposited such Pledged Note with Agent.

        (f)    Intercreditor Agreement.    Borrower shall have delivered the Intercreditor Agreement, fully executed by the Indenture Agent and each Credit Party, in form and substance satisfactory to Agent.

        (g)   Assignment of Government Contracts.    Borrower shall have delivered to Agent, with respect to each Assigned Government Contract, (i) an executed Instrument of Assignment, and (ii) an executed Notice of Assignment of Claims in connection with Government Receivables complying with the terms of the Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15.

        (h)   Lien Searches.    With respect to the property owned or leased by each Credit Party, Borrower shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

        (i)    Officer's Certificate, Resolutions, Organizational Documents.    Borrower shall have delivered to Agent an officer's certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

        (j)    Good Standing and Full Force and Effect Certificates.    Borrower shall have delivered to Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

        (k)   Legal Opinion.    Borrower shall have delivered to Agent an opinion of counsel for Borrower and each other Credit Party, in form and substance satisfactory to Agent and the Lenders.

        (l)    Acquisition Documents.    Borrower shall have provided to Agent copies of the Gichner Acquisition Documents and all documents executed in connection therewith, certified by a Financial Officer as true and complete, including evidence that the Acquisition contemplated therein has been consummated in accordance with the terms of the Gichner Acquisition Documents and in compliance with applicable law and regulatory approvals.

        (m)  Senior Notes Documents.    Borrower shall have provided to Agent copies of the Senior Notes Documents, certified by a Financial Officer as true and complete, including evidence that Senior Notes, in an aggregate principal amount of no less than One Hundred Ninety Million Dollars ($190,000,000), have been issued.

        (n)   Insurance Policies.    Borrower shall have delivered to Agent certificates of insurance on ACORD 25 and 27 or 28 form and proof of endorsements satisfactory to Agent and the Lenders, providing for adequate personal property and liability insurance for each Company, with Agent, on behalf of the Lenders, listed as mortgagee, lender's loss payee and additional insured, as appropriate.

        (o)   Customer List.    Borrower shall have delivered to Agent a complete list of all Account Debtors of Borrower, including but not limited to the name, address and contact information of each Account Debtor, in form and detail satisfactory to Agent.

        (p)    Financial Reports.    Borrower shall have delivered to Agent (i) internally prepared financial statements of Borrower for the Quarterly Reporting Period ended March 28, 2010, and (ii) audited financial statements of Borrower for the fiscal years ended December 27, 2009, December 28, 2008 and December 30, 2007; in each case, prepared on a Consolidated and consolidating basis (by business segment), in form and substance satisfactory to Agent, and (iii) all management letters and reports prepared by independent public accountants for the fiscal years ended December 27, 2009, December 28, 2008 and December 30, 2007.

        (q)    Pro-Forma Projections.    Borrower shall have delivered to Agent annual pro-forma projections of financial statements (which report shall include balance sheets and statements of income (loss) and cash-flow) of Borrower for the fiscal years ending December 26, 2010, December 25, 2011 and December 30, 2012, prepared on a Consolidated and consolidating basis (by business segment), in form and substance satisfactory to Agent.

        (r)    Collateral Audit.    Agent shall have received the results of a collateral field audit, in form and substance satisfactory to Agent.

        (s)    Closing Available Liquidity.    On the Closing Date, the Closing Available Liquidity shall be no less than Fifteen Million Dollars ($15,000,000).

        (t)    Advertising Permission Letter.    Borrower shall have delivered to Agent an advertising permission letter, authorizing Agent to publicize the transaction and specifically to use the name of Borrower in connection with "tombstone" advertisements in one or more publications selected by Agent.

        (u)    Agent Fee Letter and Other Fees.    Borrower shall have (i) executed and delivered to Agent, the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein, and (ii) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

        (v)    Existing Credit Agreement.    Borrower shall have (i) terminated the Credit Agreement between Borrower and KeyBank, as agent, dated as of March 3, 2010, as amended, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein, and (ii) terminated the existing credit facilities for Gichner, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein.

        (w)    Closing Certificate.    Borrower shall have delivered to Agent and the Lenders an officer's certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) Closing Available Liquidity is no less than Fifteen Million Dollars ($15,000,000), (iii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iv) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

        (x)    Letter of Direction.    Borrower shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

        (y)    No Material Adverse Change.    No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies since December 31, 2009.

        (z)    Miscellaneous.    Borrower shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

        Section 4.3.    Post-Closing Conditions.

        (a)    Cash Management Systems.    No later than sixty (60) days after the Closing Date (unless a longer period is agreed to by Agent), Borrower shall have established (i) the cash management system, specified in Section 7.2 hereof, and executed the Master Agreement, in form and substance satisfactory to Agent, and (ii) one or more Cash Collateral Accounts, Operating Accounts, Controlled Disbursement Accounts and Lockbox arrangements, in each case satisfactory to Agent.

        (b)    Inventory Appraisal of Gichner.    No later than forty-five (45) days after the Closing Date (unless a longer period is agreed to by Agent), Agent shall have received the results of an appraisal of Inventory of Gichner and its Subsidiaries, in form and substance satisfactory to Agent.

        (c)    Collateral Field Audit of Gichner.    No later than forty-five (45) days after the Closing Date (unless a longer period is agreed to by Agent), Agent shall have received the results of a collateral field audit of Gichner and its Subsidiaries, in form and substance satisfactory to Agent.

        (d)    Deposit Account Control Agreements.    No later than sixty (60) days after the Closing Date (unless a longer period is agreed to by Agent), Borrower shall have delivered to Agent an executed Deposit Account Control Agreement, in form and substance satisfactory to Agent, for each Deposit Account maintained by a Credit Party; provided that Borrower shall not be required to deliver a Deposit Account Control Agreement with respect to any of the Deposit Accounts referenced in subsection (e) of this Section 4.3, so long as the Borrower is in compliance with subsection (e) of this Section 4.3.

        (e)    Certain Deposit Accounts.    No later than one hundred (100) days after the Closing Date (unless a longer period is agreed to by Agent), Borrower shall have closed the Deposit Accounts designated as Deposit Accounts to be closed in Schedule 6.19 hereto.

        (f)    Landlords' Waivers and Mortgagees' Waivers.    Borrower shall use it best efforts to deliver to Agent a Landlord's Waiver and a mortgagee's waiver, if applicable, each in form and substance satisfactory to Agent, within thirty (30) days after the Closing Date (unless a longer period is agreed to by Agent), for each location of Borrower or a Guarantor of Payment where any of the collateral securing any part of the Obligations is located, unless such location is owned by the Company that owns the collateral located there; provided that Borrower shall not be required to deliver a Landlord's Waiver for its locations at 4810 and 4820 Eastgate Mall, San Diego, California.

        (g)    U.C.C. Financing Statement Amendment.    No later than seven days after the Closing Date (unless a longer period is agreed to by Agent), Borrower shall have caused to be filed a U.C.C. Financing Statement amendment with respect to U.C.C. Financing Statement number VA 0407227083-9, filed with the clerk of the Virginia State Corporation Commission by American Express Business Finance against DTI Associates, Inc., in form and substance satisfactory to Agent.

 ARTICLE V. COVENANTS

        Section 5.1.    Insurance.    Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as may be acceptable to Agent, with provisions satisfactory to Agent for, with respect to Credit Parties, payment of all losses thereunder (other than with respect to the Indenture Priority Collateral, so long as the Indebtedness owing under the Senior Notes has not been paid in full) to Agent, for the benefit of the Lenders, and such Company as their interests may appear (with lender's loss payable endorsement in favor of Agent, for the benefit of the Lenders), and, if required by Agent, Borrower shall deposit the policies with Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Agent and the Lenders. Subject to the provisions of the Intercreditor Agreement, any sums received by Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies may, at the option of Agent, be applied upon the Obligations whether or not the same is then due and payable, or may be delivered to the Companies for the purpose of replacing, repairing, or restoring the insured property; provided that, with respect to any insurance proceeds received in connection with, or for the purpose of satisfying, any pending litigation claims, expenses or final judgments, Agent shall deliver such proceeds to the Companies for the purposes of satisfying such claims, expenses or judgments. Agent is hereby authorized to act as attorney-in-fact for the Companies in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, Agent may, at its option, provide such insurance and Borrower shall pay to Agent, upon demand, the cost thereof. Should Borrower fail to pay such sum to Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of Agent's written request, Borrower shall furnish to Agent such information about the insurance of the Companies as Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Agent and certified by a Financial Officer.

        Section 5.2.    Money Obligations.    Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

        Section 5.3.    Financial Statements, Collateral Reporting and Information.

        (a)    Borrowing Base.    Borrower shall deliver to Agent, as frequently as Agent may request, but no less frequently than by 2:00 P.M. (Pacific time) twenty-five (25) days after the end of each Monthly Reporting Period (or the next Business Day if such day is not a Business Day), a Borrowing Base Certificate (for the period ending on the last day of the prior Monthly Reporting Period) prepared and certified by a Financial Officer. Such Borrowing Base Certificate shall be updated for all activity (sales, billings, collections, credits and similar information) impacting the accounts receivable of the Borrowing Base Companies from the date of the immediately preceding Borrowing Base Certificate to the date of such Borrowing Base Certificate. The amount of Eligible Inventory and the determination as to which accounts receivable constitute Eligible Accounts Receivable to be included on each Borrowing Base

Certificate shall, absent a request from Agent that such amounts be calculated more frequently, be the amount that is calculated and updated monthly pursuant to subsections (e) and (f) below.

        (b)    Quarterly Financials.    Borrower shall deliver to Agent and the Lenders, within forty-five (45) days after the end of each of the first three (3) Quarterly Reporting Periods of each fiscal year, in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer, (i) balance sheets of Borrower as of the end of such period and statements of income (loss), stockholders equity and cash flow for the Quarterly Reporting Period and fiscal year to date periods and a comparison to budget or plan, all prepared on a Consolidated basis, and (ii) balance sheets of Borrower as of the end of such period and statements of income (loss) of Borrower and capital expenditures made by Borrower for the Quarterly Reporting Period and fiscal year to date periods and a comparison to budget or plan, all prepared on a consolidating (by business segment) basis.

        (c)    Annual Audit Report.    Borrower shall deliver to Agent and the Lenders, within ninety (90) days after the end of each fiscal year of Borrower, (i) an annual audit report of Borrower for that year prepared on a Consolidated basis, in form and detail satisfactory to Agent and the Lenders and certified by an unqualified opinion of an independent public accountant satisfactory to Agent, which report shall include balance sheets and statements of income (loss), stockholders equity and cash flow for that period, and (ii) balance sheets of Borrower as of the end of such period and statements of income (loss) of Borrower and capital expenditures made by Borrower for such annual period, all prepared on a consolidating (by business segment) basis that correspond to the statements delivered in subpart (i) hereof, and certified by a Financial Officer.

        (d)    Compliance Certificate.    Borrower shall deliver to Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (b) and (c) above, a Compliance Certificate.

        (e)    Accounts Receivable Aging Report.    Borrower shall deliver to Agent an accounts receivable aging report, in form and substance satisfactory to Agent and signed by a Financial Officer, (i) concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, aged by the original invoice date of accounts receivable of the Borrowing Base Companies, prepared as of the last day of the preceding Monthly Reporting Period, reconciled to the period-end balance sheet and period-end Borrowing Base Certificate, together with the calculation of the current period-end Eligible Accounts Receivable of the Borrowing Base Companies, (ii) upon Agent's request, an aging by original invoice date of all existing accounts receivable, specifying the names, current value and dates of invoices for each Account Debtor, and (iii) that includes any other information Agent shall reasonably request with respect to such accounts receivable and its evaluation of such reports.

        (f)    Inventory Report.    Borrower shall deliver to Agent a summary of Inventory, in form and substance satisfactory to Agent and signed by a Financial Officer, concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, based upon period-end balances reconciled to the period-end balance sheet and the period-end Borrowing Base Certificate, and accompanied by an Inventory certification, in form and substance reasonably acceptable to Agent and including a calculation of the Eligible Inventory of the Borrowing Base Companies (the calculation of Eligible Inventory reflecting the then most recent period-end balance). Borrower shall deliver to Agent, after the end of each Monthly Reporting Period, Inventory records, in such detail as Agent and the Lenders shall deem reasonably necessary to determine the level of Eligible Inventory. The values shown on the Inventory reports shall be at the lower of cost or market value, determined in accordance with the usual cost accounting system of the Borrowing Base Companies. Borrower shall provide such other reports with respect to the Inventory of the Borrowing Base Companies as Agent may reasonably request from time to time. Notwithstanding anything above in this Section 5.3(f) to the contrary, unless otherwise required by Agent in writing, Borrower shall only be required to deliver Inventory reports with respect to Borrowing Base Companies whose Inventory is a component of the Borrowing Base.

        (g)    Accounts Payable Aging Report.    Borrower shall deliver to Agent, concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, in form and detail satisfactory to Agent, an aging summary of the accounts payable of the Borrowing Base Companies, dated as of the last day of the preceding Monthly Reporting Period.

        (h)    Assigned Government Contracts.    Borrower shall deliver to Agent, concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, in form and detail satisfactory to Agent, a list of all Assigned Government Contracts that came into existence during the preceding Monthly Reporting Period, together with an Instrument of Assignment and a Notice of Assignment of Claims for each such Assigned Government Contract.

        (i)    Customer List.    Borrower shall deliver to Agent an updated customer list, upon request of Agent, that sets forth all Account Debtors of the Borrowing Base Companies, including but not limited to the name, address and contact information of each Account Debtor, in form and detail satisfactory to Agent.

        (j)    Projections.    Borrower shall deliver to Agent and the Lenders, within sixty (60) days after the end of each fiscal year of Borrower, consistent with GAAP and in form and detail satisfactory to Agent, (i) projected monthly balance sheets, income statements cash flow statements and a calculation of the projected Revolving Credit Availability and projected compliance with Section 5.7 hereof for the following year of Borrower, prepared on a Consolidated basis, and (ii) projected monthly balance sheets, income statements and capital expenditures prepared on a consolidating (by business segment) basis that correspond to the projections delivered in subpart (i) hereof.

        (k)    Locations of Collateral.    Borrower shall deliver to Agent, within ninety (90) days after the end of each fiscal year of Borrower, a replacement Schedule 6.9 that sets forth each location (including third party locations) where any Company conducts business or maintains any Accounts, Inventory or Equipment, in form and substance satisfactory to Agent.

        (l)    Reporting Periods.    Within thirty (30) days prior to the end of each fiscal year of Borrower, Borrower shall deliver to Agent a replacement Schedule 5.3 that sets forth the respective Monthly Reporting Periods and Quarterly Reporting Periods for the following fiscal year of Borrower, in form and substance reasonably satisfactory to Agent.

        (m)    Shareholder and SEC Documents.    Borrower shall deliver to Agent and the Lenders, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Borrower's securities.

        (n)    Changes in Accounting Principles.    If, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the historical financial statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.3(b) or 5.3(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such sections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Agent.

        (o)    Financial Information of the Companies.    Borrower shall deliver to Agent and the Lenders, within ten days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as may from time to time be reasonably requested, which information shall be submitted in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer of the Company or Companies in question.

        Section 5.4.    Financial Records.    Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Agent or any Lender, or any representative of Agent or such Lender, to examine such Company's books and records and to make excerpts therefrom and transcripts thereof.

        Section 5.5.    Franchises; Change in Business.

        (a)   Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

        (b)   No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

        Section 5.6.    ERISA Pension and Benefit Plan Compliance.

        (a)    Generally.    No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to Agent and the Lenders (i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (ii) promptly after receipt thereof, a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify Agent of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6(a), "material" means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the written request of Agent, deliver or cause to be delivered to Agent true and correct copies of any documents relating to the ERISA Plan of any Company.

        (b)    Foreign Pension Plans and Benefit Plans.

            (i)  For each existing, or hereafter adopted, Foreign Pension Plan and Foreign Benefit Plan, Borrower and any appropriate Foreign Subsidiary shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Foreign Pension Plan or Foreign Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

           (ii)  All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan shall be paid or remitted by Borrower and any appropriate Foreign Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

          (iii)  Borrower and any appropriate Foreign Subsidiary shall deliver to Agent (A) if requested by Agent in writing, copies of each annual and other return, report or valuation with respect to each Foreign Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that Borrower and any appropriate Foreign Subsidiary may receive from any applicable Governmental Authority with respect to any Foreign Pension Plan; and (C) notification within thirty (30) days of any increases having a cost to the Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum in the aggregate, in the benefits of any existing Foreign Pension Plan or Foreign Benefit Plan, or the establishment of any new Foreign Pension Plan or Foreign Benefit Plan, or the commencement of contributions to any such plan to which the Companies were not previously contributing..

        Section 5.7.    Financial Covenants.

        (a)    Fixed Charge Coverage Ratio.    Borrower shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

        Section 5.8.    Borrowing.    No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following, to the extent the following are not otherwise prohibited by the Senior Notes Documents:

        (a)   the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

        (b)   any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as (i) Borrower is in pro forma compliance with Section 5.7 hereof, both before and after giving effect to such loans and Capitalized Lease Obligations, (ii) no Default or Event of Default shall exist at the time any such loan or Capitalized Lease Obligation is incurred, or immediately thereafter shall begin to exist, (iii) the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Ten Million Dollars ($10,000,000) at any time outstanding;

        (c)   the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

        (d)   loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;

        (e)   Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

        (f)    Indebtedness arising in the ordinary course of business of the Companies in connection with the corporate credit card programs of the Companies, in an aggregate amount not to exceed Five Million Dollars ($5,000,000);

        (g)   Permitted Foreign Subsidiary Loans, Guaranties and Investments;

        (h)   Indebtedness incurred in connection with the Senior Notes, in an aggregate amount not to exceed Two Hundred Twenty-Five Million Dollars ($225,000,000);

        (i)    Indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds arising in the ordinary course of business and upon terms typical to the industry; provided that this subpart (i) shall not include guaranties for borrowed money; and

        (j)    other Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Twenty-Five Million Dollars ($25,000,000), with respect to (i) Indebtedness incurred in connection with the Senior Notes, (ii) unsecured Subordinated Indebtedness created pursuant to documentation in form and substance reasonably satisfactory to Agent and the Required Lenders, and on terms reasonably satisfactory to Agent and the Required Lenders, and (iii) other unsecured Indebtedness; so long as, in each case, as of the date such additional Indebtedness is incurred, (A) Borrower is in pro forma compliance with Section 5.7 hereof, both before and after giving effect to the incurrence of such Indebtedness, and (B) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist.

Notwithstanding anything in this Section 5.8 to the contrary, Borrower shall not, without the prior written consent of Agent and the Required Lenders, incur Indebtedness in reliance upon or pursuant to clause (15) of the definition of "Permitted Indebtedness" in the Indenture; provided that Borrower may, without the consent of Agent or the Lenders, incur up to an aggregate amount of Five Million Dollars ($5,000,000) of unsecured Indebtedness pursuant to clause (15) of the definition of "Permitted Indebtedness" in the Indenture, so long as such Indebtedness is otherwise permitted pursuant to this Section 5.8.

        Section 5.9.    Liens.    No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following, to the extent the following are not otherwise prohibited by the Senior Notes Documents:

        (a)   Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

        (b)   other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousers, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

        (c)   Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower or a Guarantor of Payment;

        (d)   any Lien granted to Agent, for the benefit of the Lenders;

        (e)   the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the property secured thereby, shall not be increased;

        (f)    purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

        (g)   easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

        (h)   the Liens securing the Indebtedness under the Senior Notes pursuant to Section 5.8(h) and (j) hereof, so long as (i) such Liens are subject to the Intercreditor Agreement, and (ii) as of the date of the issuance of any additional Senior Notes after the Closing Date, (A) Borrower is in pro forma compliance with Section 5.7 hereof, both before and after giving effect to the issuance of such additional Senior Notes, and (B) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist;

        (i)    any Lien on fixed assets owned by a Company as a result of an Acquisition permitted pursuant to Section 5.13 hereof, so long as (i) such Lien was not created at the time of or in contemplation of such Acquisition, and (ii) such Lien is released within one hundred eighty (180) days after such Acquisition (unless Borrower shall have obtained the prior written consent of Agent and the Required Lenders);

        (j)    Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business and upon terms typical to the industry (including, without limitation, Liens securing Indebtedness permitted pursuant to Section 5.8(i) hereof; so long as, in each case, such Liens are not incurred in connection with the borrowing of money; or

        (k)   other Liens, in addition to the Liens listed above, not incurred in connection with the borrowing of money, securing amounts, in the aggregate for all Companies, not to exceed Five Hundred Thousand Dollars ($500,000) at any time.

No Company shall enter into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

        Section 5.10.    Regulations T, U and X.    No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

        Section 5.11.    Investments, Loans and Guaranties.    No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following, to the extent the following are not otherwise prohibited by the Senior Notes Documents:

          (i)  any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

         (ii)  any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank (having capital resources in excess of Five Hundred Million Dollars ($500,000,000)) of the Federal Reserve System;

        (iii)  investments by the Companies in Cash Equivalents;

        (iv)  any repurchase of Senior Notes that is permitted pursuant to Section 5.15 hereof;

         (v)  the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

        (vi)  loans to, investments in and guaranties of the Indebtedness of, a Company from or by a Company so long as each such Company is a Credit Party;

       (vii)  any advance or loan to an officer or employee of a Company as an advance on commissions, travel and other items in the ordinary course of business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Five Hundred Thousand Dollars ($500,000) at any time outstanding;

      (viii)  any investment or advance made to an officer or employee of a Company made as a matching contribution to a 401(k) plan or pursuant to an employee stock purchase plan;

        (ix)  any Permitted Foreign Subsidiary Loans, Guaranties and Investments, so long as no Default or Event of Default shall then exist or would result therefrom;

         (x)  investments (i) in any equity interests received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors, and (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Companies;

        (xi)  loans to employees, officers and directors, the proceeds of which shall be used to purchase equity interests of the Companies; or

       (xii)  other loans to, investments in and guaranties of the Indebtedness of, a Person, in the ordinary course of business, so long as all such loans, investments and guaranties from all Companies aggregate not more than the maximum principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.

        Section 5.12.    Merger and Sale of Assets.    No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, and unless otherwise prohibited by the Senior Notes Documents:

        (a)   a Domestic Subsidiary may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment (provided that a Guarantor of Payment shall be the continuing or surviving Person);

        (b)   a Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower or (ii) any Guarantor of Payment;

        (c)   a Foreign Subsidiary may merge or amalgamate with a Credit Party provided that a Credit Party shall be the continuing or surviving Person;

        (d)   a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to a Credit Party;

        (e)   a Foreign Subsidiary may merge or amalgamate with or sell, lease, transfer or otherwise dispose of any of its assets to any other Foreign Subsidiary;

        (f)    a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company's business;

        (g)   a Dormant Subsidiary may be, dissolved or otherwise cease to exist provided that all rights and interest in and to all property, assets and liabilities of such Dormant Subsidiary are assumed by or transferred to a Credit Party;

        (h)   a Company may sell, lease or otherwise dispose of any fixed assets, so long as (i) the proceeds of such Disposition are applied in accordance with the Indenture and the Intercreditor Agreement, and (ii) as of the date of such disposition, no Default or Event of Default shall then exist or immediately thereafter shall begin to exist; and

        (i)    a Company may, in addition to any Disposition otherwise permitted pursuant to this Section 5.12, make Dispositions (including, without limitation, the sale by Borrower of Kratos Southeast, Inc.), so long as (i) the aggregate amount of proceeds of all such Dispositions does not exceed Five Million Dollars ($5,000,000), (ii) the consideration received for the property subject to each such Disposition shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (iii) to the extent the property that is subject to such Disposition constitutes Collateral (other than Indenture Priority Collateral), the net proceeds of such Disposition are used to acquire inventory, documents, contracts, accounts, chattel paper, instruments or contract rights in respect of any service or sales contracts, (iv) to the extent the property that is subject to such Disposition constitutes Indenture Priority Collateral, the proceeds of such Disposition are applied in accordance with the Indenture and the Intercreditor Agreement, and (v) as of the date of such Disposition, no Default or Event of Default shall then exist or immediately thereafter shall begin to exist.

        Section 5.13.    Acquisitions.    No Company shall effect an Acquisition; provided that a Company may effect an Acquisition so long as such Acquisition meets all of the following requirements:

        (a)   in the case of a merger, amalgamation or other combination including Borrower, Borrower shall be the surviving entity;

        (b)   in the case of a merger, amalgamation or other combination including a Credit Party (other than Borrower), a Credit Party shall be the surviving entity;

        (c)   the business to be acquired shall be similar to the lines of business of the Companies;

        (d)   the Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to such Acquisition;

        (e)   no Default or Event of Default shall exist prior to or, after giving pro forma effect to such Acquisition, thereafter shall begin to exist;

        (f)    if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, Agent shall have conducted a field examination and appraisal of such Accounts and Inventory to its reasonable satisfaction;

        (g)   Borrower shall have provided to Agent and the Lenders, at least ten days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition;

        (h)   such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

        (i)    the target entity or business to be acquired shall not be a distressed company or have negative EBITDA (a "Distressed Target"), as determined by Agent in its reasonable credit judgment; provided that, (i) if Borrower can demonstrate to Agent, to Agent's reasonable satisfaction, that, after giving pro forma effect to the Acquisition of a Distressed Target (a "Distressed Acquisition"), such Distressed Target would have positive EBITDA as a result of identifiable hard cost savings that would be implemented within ninety (90) days after the date of such Distressed Acquisition, then a Company may effect such Distressed Acquisition, so long as the aggregate amount of cash Consideration (exclusive of the issuance of equity) (A) paid for any such Distressed Acquisition (or related series of Acquisitions) would not exceed Ten Million Dollars ($10,000,000), and (B) paid for all such Distressed Acquisitions after the Closing Date would not exceed Twenty Million Dollars ($20,000,000), and (ii) to the extent any cash Consideration for any such Distressed Acquisition is funded with the net cash proceeds of an equity offering by Borrower, the aggregate amount of such net cash proceeds of an equity offering shall be excluded from the calculation of the maximum Dollar amounts set forth in this subpart (i);

        (j)    the aggregate amount of cash Consideration (exclusive of the issuance of equity) (i) paid for any such Acquisition (or related series of Acquisitions), including any Distressed Acquisition, would not exceed Fifty Million Dollars ($50,000,000), and (ii) paid for all such Acquisitions, including Distressed Acquisitions, after the Closing Date would not exceed One Hundred Million Dollars ($100,000,000); provided that, to the extent any cash Consideration for any such Acquisition is funded with the net cash proceeds of an equity offering by Borrower, the aggregate amount of such net cash proceeds of an equity offering shall be excluded from the calculation of the maximum Dollar amounts set forth in this subpart (j); and

        (k    the Available Liquidity shall be no less than Twenty Million Dollars ($20,000,000) both before and after giving effect to such Acquisition.

        Section 5.14.    Notice.

        (a)   Borrower shall cause a Financial Officer to promptly notify Agent and the Lenders, in writing, whenever:

            (i)  a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;

           (ii)  Borrower learns of a litigation or proceeding against Borrower before a court, administrative agency or arbitrator that, if successful, might have a Material Adverse Effect;

          (iii)  Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect; and

          (iv)  Borrower incurs any Indebtedness (i) in reliance upon and pursuant to the fixed charge covenant test set forth in the Indenture, or (ii) in reliance upon and pursuant to clause (15) of the definition of "Permitted Indebtedness" in the Indenture.

        (b)   Borrower shall provide written notice to Agent and the Lenders contemporaneously with any notice provided to, or received from, the trustee or the Senior Noteholders under the Senior Notes Indenture or the Senior Notes.

        (c)   Borrower shall provide written notice to Agent and the Lenders contemporaneously with any "Cure Notice", "Show Cause" or other similar notice received in connection with a Government Contract or Government Subcontract.

        (d)   Borrower shall promptly notify Agent and the Lenders, in writing, whenever any Material Contract is terminated prior to scheduled completion or amended in a manner that would decrease the revenue to be received by any Credit Party during any fiscal year under such Material Contract by more than twenty-five percent (25%).

        Section 5.15.    Restricted Payments.    No Company shall make or commit itself to make any Restricted Payment at any time, except that, to the extent not otherwise prohibited by the Senior Notes Documents:

        (a)   Borrower may make regularly scheduled payments (in accordance with the terms of the Senior Notes Documents in effect on the Closing Date) of principal and interest with respect to Indebtedness owing under the Senior Notes;

        (b)   Borrower may purchase or prepay the Senior Notes in connection with the Disposition of any Indenture Priority Collateral of the Companies, so long as the proceeds of such Disposition are applied in accordance with the Indenture and the Intercreditor Agreement;

        (c)   Borrower may, in addition to any purchase or prepayment permitted in subsection (b) above, purchase or prepay any Senior Notes, so long as (i) Borrower is in pro forma compliance with Section 5.7 hereof, both before and after giving effect to the issuance of such additional Senior Notes, (ii) as of the date of such purchase or prepayment, no Default or Event of Default shall then exist or, after giving proforma effect to such payment, thereafter shall begin to exist, (iii) there are, and will be, no Loans outstanding either immediately before or after such purchase or prepayment, and (iv) the Available Liquidity, immediately after such purchase or prepayment is at least Twenty-Five Million Dollars ($25,000,000);

        (d)   Borrower may make any matching contribution to a 401(k) plan or pursuant to an employee stock purchase plan; and

        (e)   Borrower may make Capital Distributions, so long as (i) Borrower is in pro forma compliance with Section 5.7 hereof, both before and after giving effect to such Capital Distributions, (ii) as of the date of such Capital Distribution, no Default or Event of Default shall then exist or, after giving proforma effect to such payment, thereafter shall begin to exist, and (iii) the Available Liquidity, immediately after such Capital Distribution is at least Twenty-Five Million Dollars ($25,000,000).

        Section 5.16.    Environmental Compliance.    Each Company shall comply in all respects with any and all Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower shall furnish to Agent and the Lenders, promptly after receipt thereof, a copy of any notice any Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. Borrower shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys' fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

        Section 5.17.    Affiliate Transactions.    Except as set forth on Schedule 5.17 hereto, no Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than, in the case of Borrower, any Subsidiary, and in the case of a Subsidiary, Borrower or another Subsidiary) (each, an "Affiliate Transaction"), other than agreements and transactions with and payments to officers, directors and shareholders that are either (a) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (b) entered into outside the ordinary course of business, approved by the directors or shareholders of Borrower, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation; provided that (i) any such Affiliate Transaction is entered into in the ordinary course of business and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate, (ii) in the event such Affiliate Transaction involves an aggregate consideration in excess of Five Million Dollars ($5,000,000), the terms of such transaction have been approved by a majority of the members of the Board of Directors of Borrower and by a majority of the disinterested directors, if any (and such majority or majorities, as the case may be, determines that such transaction satisfies the requirements set forth in subpart (i) hereof), and (iii) in the event such Affiliate Transaction involves an aggregate consideration in excess of Ten Million Dollars ($10,000,000), Borrower has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is either (A) not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate or (B) fair to Borrower or such Subsidiary, as the case may be, from a financial point of view.

        Section 5.18.    Use of Proceeds.    Borrower's use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies.

        Section 5.19.    Corporate Names and Locations of Collateral.    No Company shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, such Company shall have provided Agent and the Lenders with at least thirty (30) days prior written notice thereof. Borrower shall also provide Agent with at least thirty (30) days prior written notification of (a) any change in any location where any Company's Inventory or Equipment is maintained, and any new locations where any Company's Inventory or Equipment is to be maintained; (b) any change in the location of the office where any Company's records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in the location of any Company's chief executive office. In the event of any of the foregoing or if deemed appropriate by Agent, Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Agent's sole discretion, to perfect or continue perfected the security interest of Agent, for the benefit of the Lenders, in the Collateral. Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse Agent therefor if Agent pays the same. Such amounts shall be Related Expenses hereunder.

        Section 5.20.    Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

        (a)    Guaranties and Security Documents.    Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations and a Security Agreement (or a Security Agreement Joinder) and Mortgages, as appropriate, such agreements to be prepared by Agent and in form and substance acceptable to Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.

        (b)    Pledge of Stock or Other Ownership Interest.    After the payment in full of the Indebtedness under the Senior Notes Documents, Borrower shall promptly deliver to Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) representing the Pledged Securities pursuant to the terms of a Pledge Agreement prepared by Agent and executed by the appropriate Credit Party.

        (c)    Perfection or Registration of Interest in Foreign Shares.    With respect to any foreign shares pledged to Agent, for the benefit of the Lenders, at any time after the payment in full of the Indebtedness under the Senior Notes Documents, Agent shall at all times, in the discretion of Agent or the Required Lenders, have the right to perfect, at Borrower's cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction. Such perfection may include the requirement that the applicable Company promptly execute and deliver to Agent a separate pledge document (prepared by Agent and in form and substance satisfactory to Agent), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit Agent to exercise any of its rights and remedies in respect thereof.

        Section 5.21.    Collateral.    Each Credit Party shall:

        (a)   at all reasonable times allow Agent and the Lenders by or through any of Agent's officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Credit Party's books and other records, including, without limitation, the tax returns of such Credit Party, (ii) arrange for verification of such Credit Party's Accounts, under reasonable procedures, directly with Account Debtors or by other methods, (iii) examine and inspect such Credit Party's Inventory and Equipment, wherever located, and (iv) conduct Inventory appraisals;

        (b)   promptly furnish to Agent or any Lender upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Credit Party's Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Agent or such Lender may request;

        (c)   promptly notify Agent in writing upon the creation of any Accounts with respect to which the Account Debtor is the United States of America or any other Governmental Authority, or any business that is located in a foreign country;

        (d)   promptly notify Agent in writing upon the creation by any Credit Party of a Deposit Account or Securities Account not listed on Schedule 6.19 hereto, and, prior to or simultaneously with the creation of such Deposit Account or Securities Account, provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by Agent or the Required Lenders; provided that (i) no Deposit Account Control Agreement shall be required with respect to any Deposit Accounts of a Credit Party solely used to fund California payroll, (ii) all Deposit Accounts (other than as set forth in subpart (i) hereof or Section 4.3(e) hereof) of the Credit Parties shall be maintained with Agent, and (iii) with respect to any Securities Account opened by a Credit Party within sixty (60) days after the Closing Date, such Credit Party shall have thirty (30) days after the opening of such Securities Account to deliver a Securities Account Control Agreement with respect thereto;

        (e)   promptly notify Agent in writing whenever the Inventory of a Credit Party, valued in excess (on an aggregate basis for all such Inventory of all Credit Parties at such location) of Five Hundred Thousand Dollars ($500,000), is located at a location of a third party (other than another Company) that is not listed on Schedule 6.9 hereto and, except where such Inventory is located at a location of the United States government, cause to be executed any Landlord's Waiver, Bailee's Waiver, Processor's Waiver or similar document or notice that may be required by Agent or the Required Lenders; provided that at no time shall the aggregate value of Inventory, located at locations of third parties (other than other Companies) for which an executed Landlord's Waiver, Bailee's Waiver, Processor's Waiver, or similar document (as appropriate, in Agent's discretion) has not been received by Agent, exceed One Million Dollars ($1,000,000).

        (f)    promptly notify Agent in writing of any information that the Credit Parties have or may receive with respect to the Collateral that might reasonably be determined to materially and adversely affect the value thereof or the rights of Agent and the Lenders with respect thereto;

        (g)   maintain such Credit Party's (i) Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved, (ii) finished goods Inventory in saleable condition, and (iii) other items of Collateral, taken as an entirety, in such conditions as is consistent with generally accepted business practices, ordinary wear and tear excepted;

        (h)   deliver to Agent, to hold as security for the Secured Obligations all certificated Investment Property owned by a Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Agent, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of Agent, for the benefit of the Lenders, in form and substance satisfactory to Agent;

        (i)    provide to Agent, on a quarterly basis (as necessary or as requested by Agent), a list of any patents, trademarks or copyrights that have been federally registered by a Credit Party since the last list so delivered, and provide for the execution of an appropriate Intellectual Property Security Agreement; and

        (j)    upon request of Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as Agent may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to Agent and the Lenders their respective rights hereunder and in or to the Collateral.

Borrower hereby authorizes Agent, on behalf of the Lenders, to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of Borrower, Borrower shall, upon request of Agent (but with respect to any Indenture Priority Collateral, only after payment in full of all Indebtedness owing under the Senior Notes), (i) execute and deliver to Agent a short form security agreement, in form and substance satisfactory to Agent, and (ii) deliver such certificate or application to Agent and cause the interest of Agent, for the benefit of the Lenders, to be properly noted thereon. Borrower hereby authorizes Agent or Agent's designated agent (but without obligation by Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and Borrower shall promptly repay, reimburse, and indemnify Agent and the Lenders for any and all Related Expenses. If Borrower fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, Agent may (but shall not be required to) so maintain or repair all or any part of Borrower's Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to Agent upon demand therefor; Agent may, at its option, debit Related Expenses directly to any Deposit Account of a Credit Party located at Agent.

        Section 5.22.    Government Contracts.    Borrower shall, within the time period required by Section 5.3(h) hereof, notify Agent in writing whenever a new Assigned Government Contract comes into existence, and deliver to Agent (a) an executed Instrument of Assignment, and (b) an executed Notice of Assignment of Claims. With respect to any Government Contract that is not already subject to an Instrument of Assignment and a Notice of Assignment of Claim, at the request of Agent, upon the occurrence of an Event of Default, Borrower and any other Credit Party shall promptly execute and deliver to Agent (i) an Instrument of Assignment, and (ii) a Notice of Assignment of Claim. At the discretion of Agent or the Required Lenders, Agent may file, with the appropriate Governmental Authority, all Instruments of Assignment and Notices of Assignment of Claim required to be delivered to Agent under the terms of this Agreement, if (A) a Default or an Event of Default shall occur, or (B) the Revolving Credit Availability shall at any time be less than Ten Million Dollars ($10,000,000).

        Section 5.23.    Commercial Tort Claims.    If Borrower shall at any time hold or acquire a Commercial Tort Claim, the recovery from which could reasonably be expected to exceed One Million Dollars ($1,000,000), Borrower shall promptly notify Agent thereof in a writing signed by Borrower, that sets forth the details thereof and grants to Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to Agent.

        Section 5.24.    Returns of Inventory.    No Credit Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the ordinary course of business; (b) no Default or Event of Default exists or would result therefrom; (c) Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds Two Million Five Hundred Thousand Dollars ($2,500,000); and (d) any payment received by such Credit Party for a return is promptly remitted to Agent for application to the Obligations.

        Section 5.25.    Acquisition, Sale and Maintenance of Inventory.    The Credit Parties shall take all steps to assure that all Inventory is produced in accordance with applicable laws, including the Fair Labor Standards Act (29 U.S.C. §§ 206-207). The Credit Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

        Section 5.26.    Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral.     Borrower shall provide Agent with prompt written notice with respect to any real or personal property (other than in the ordinary course of business and excluding Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business or any Investment Property that constitutes securities of a Foreign Subsidiary not required to be pledged pursuant to this Agreement) acquired by any Credit Party subsequent to the Closing Date. In addition to any other right that Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of Agent, whenever made, Borrower shall, and shall cause each Guarantor of Payment to, grant to Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first (or, in the case of the Indenture Priority Collateral, so long as the Intercreditor Agreement is in effect, a second) Lien on any real or personal property of Borrower and each Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which Agent does not have a first (or, in the case of the Indenture Priority Collateral, so long as the Intercreditor Agreement is in effect, a second) priority Lien. Borrower agrees that, within ten days after the date of such written request, to secure all of the Secured Obligations by delivering to Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as Agent may require with respect to any of the Credit Parties. Borrower shall pay all recordation, legal and other expenses in connection therewith.

        Section 5.27.    Restrictive Agreements.    Except as set forth in this Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

        Section 5.28.    Other Covenants and Provisions.    In the event that any Company shall enter into, or shall have entered into, any Material Indebtedness Agreement (including any Material Indebtedness Agreement existing on the Closing Date), wherein the covenants and defaults contained therein shall be more restrictive than the covenants and defaults set forth herein, then the Companies shall immediately be bound hereunder (without further action) by such more restrictive covenants and defaults with the same force and effect as if such covenants and defaults were written herein. In addition to the foregoing, Borrower shall provide prompt written notice to Agent of the creation or existence of any Material Indebtedness Agreement that has such more restrictive provisions, and shall, within fifteen (15) days thereafter (if requested by Agent), execute and deliver to Agent an amendment to this Agreement that incorporates such more restrictive provisions, with such amendment to be in form and substance satisfactory to Agent.

        Section 5.29.    Pari Passu Ranking.    The Obligations shall, and Borrower shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with the Senior Notes and all other senior Indebtedness of each Credit Party.

        Section 5.30.    Guaranty Under Material Indebtedness Agreement.    Notwithstanding anything herein to the contrary, no Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to the Senior Notes Documents or any other Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

        Section 5.31.    Senior Notes Documents.    Borrower shall not, without the prior written consent of Agent and the Required Lenders, (a) amend, restate, supplement or otherwise modify the Senior Notes Documents to (i) increase the principal amount outstanding thereunder, unless the amount of such increase shall be permitted pursuant to Section 5.8 hereof, (ii) change the date of any principal or interest payment to an earlier date, or (iii) otherwise modify any provision such that a Default or Event of Default will exist, or (b) allow any Senior Notes Documents to contain a provision that provides for a cross-default to this Agreement; provided that the Senior Notes Documents may contain a provision that provides for cross-acceleration with this Agreement.

        Section 5.32.    Amendment of Organizational Documents.    Without the prior written consent of Agent, no Credit Party shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization.

        Section 5.33.    Fiscal Year of Borrower.    Borrower shall not change the date of its fiscal year-end without the prior written consent of Agent. As of the Closing Date, the fiscal year end of Borrower is the Sunday nearest to December 31 of each year; provided that Borrower may change the date of its fiscal year end to another date that is within seven days of December 31.

        Section 5.34.    Further Assurances.    Borrower shall, and shall cause each other Credit Party to, promptly upon request by Agent, or the Required Lenders through Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments related to the Collateral as Agent, or the Required Lenders through Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

 ARTICLE VI. REPRESENTATIONS AND WARRANTIES

        Section 6.1.    Corporate Existence; Subsidiaries; Foreign Qualification.    Each Company is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state (or jurisdiction) of formation, its relationship to Borrower, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company, the location of its chief executive office and its principal place of business. Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors' qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).

        Section 6.2.    Corporate Authority.    Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party's board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company's Organizational Documents or any material agreement to which such Company is a party.

        Section 6.3.    Compliance with Laws and Contracts.    Each Company:

        (a)   holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

        (b)   is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection (except as otherwise disclosed in the Phase I report delivered to Agent), occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

        (c)   is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

        (d)   has ensured that no Person who owns a controlling interest in a Company or otherwise controls a Company and no executive officer or director of Borrower is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

        (e)   is in compliance with all applicable Bank Secrecy Act ("BSA") and anti-money laundering laws and regulations; and

        (f)    is in compliance with the Patriot Act.

        Section 6.4.    Litigation and Administrative Proceedings.    Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of Borrower, threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that could reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.

        Section 6.5.    Title to Assets.    Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Companies own the real property listed on Schedule 6.5 hereto.

        Section 6.6.    Liens and Security Interests.    On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against Collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the Collateral (or, with respect to the Indenture Priority Collateral, so long as the Intercreditor Agreement is in effect, a second lien subject only to the first lien of the Indenture Agent, on behalf of the Senior Noteholders). No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or a contract or agreement entered into in the ordinary course of business that does not permit Liens on, or collateral assignment of, the property relating to such contract or agreement) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

        Section 6.7.    Tax Returns.    All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

        Section 6.8.    Environmental Laws.    Except as set forth in the Environmental Disclosure Letter, each Company is in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as set forth in the Environmental Disclosure Letter, no litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. Except as set forth in the Environmental Disclosure Letter, no material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

        Section 6.9.    Locations.    As of the Closing Date, the Companies have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Company's chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party, and, if leased by a Company from a third party, if a Landlord's Waiver has been requested. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where assets of the Companies are located.

        Section 6.10.    Continued Business.    There exists no actual, pending, or, to Borrower's knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

        Section 6.11.    Employee Benefits Plans.

        (a)    US Employee Benefit Plans.    Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described "remedial amendment period" has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described "remedial amendment period"; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the "accumulated benefit obligation" of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions") does not exceed the fair market value of Pension Plan assets.

        (b)    Foreign Pension Plan and Benefit Plans.    As of the Closing Date, Schedule 6.11 hereto lists all Foreign Benefit Plans and Foreign Pension Plans currently maintained or contributed to by Borrower and any appropriate Foreign Subsidiaries. The Foreign Pension Plans are duly registered under all applicable laws which require registration. Borrower and any appropriate Foreign Subsidiaries have complied with and performed all of its obligations under and in respect of the Foreign Pension Plans and Foreign Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no outstanding actions or suits concerning the assets of the Foreign Pension Plans or the Foreign Benefit Plans. Each of the Foreign Pension Plans is fully funded on an ongoing basis as required by all laws applicable to such Foreign Pension Plans (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Governmental Authorities and that are consistent with generally accepted actuarial principles).

        Section 6.12.    Consents or Approvals.    No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

        Section 6.13.    Solvency.    Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that Borrower has incurred to Agent and the Lenders. Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

        Section 6.14.    Financial Statements.    The audited Consolidated financial statements of Borrower, for the fiscal year ended December 27, 2009 and the unaudited Consolidated financial statements of Borrower for the Quarterly Reporting Period ended March 28, 2010, furnished to Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company's financial condition, properties or business or any change in any Company's accounting procedures.

        Section 6.15.    Regulations.    No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

        Section 6.16.    Material Agreements.    Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease

(capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its "Affiliates" (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days' notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (g) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

        Section 6.17.    Intellectual Property.    Each Company owns, or has the right to use, all of the patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others. Schedule 6.17 hereto sets forth all federally registered patents, trademarks, copyrights, service marks and license agreements owned by Borrower or any Domestic Subsidiary as of the Closing Date.

        Section 6.18.    Insurance.    Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

        Section 6.19.    Deposit and Securities Accounts.    Schedule 6.19 hereto lists all banks, other financial institutions and Securities Intermediaries at which Borrower or any Domestic Subsidiary maintains Deposit Accounts or Securities Accounts as of the Closing Date, and Schedule 6.19 hereto correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

        Section 6.20.    Accurate and Complete Statements.    Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

        Section 6.21.    Senior Notes Documents.    No "default" or "event of default" (as each term is defined in any Senior Notes Document), or event with which the passage of time or the giving of notice, or both, would cause a default or event of default, exists, nor will exist immediately after the granting of any Loan or the issuance of any Letter of Credit under this Agreement.

        Section 6.22.    Investment Company; Other Restrictions.    No Company is (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

        Section 6.23.    Assigned Government Contracts.    Schedule 6.23 hereto sets forth a true, correct and complete list of all Assigned Government Contracts in effect on the Closing Date. All such Assigned Government Contracts, together with any updates provided pursuant to Section 5.3(h) hereof, are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 6.23 hereto or in such updates). Except as set forth in Schedule 6.23, no Assigned Government Contract (a) contains any provision permitting reduction or set offs of amounts to be paid thereunder, (b) contains any provision restricting assignments of sums due thereunder to Agent, or (c) has been assigned to any other Person.

        Section 6.24.    Pledged Notes.    Each Pledged Note constitutes a valid obligation of the maker thereof, and is enforceable according to its tenor and free from any defense or offset of any kind. No default has occurred under any Pledged Note. Each Credit Party has a valid, duly perfected security interest in and lien on all of the property that serves to secure its Pledged Notes. Each Credit Party's security interest constitutes the first and only lien upon such property and, to such Credit Party's knowledge, constitutes the first and only lien upon such property and, to such Credit Party's knowledge, no other party claims to have any right, title or interest of any kind in or to such property other than such Credit Party. No Credit Party has any obligations to make any further or additional loans or advances to, or purchases of securities from, any maker with respect to any of the Pledged Notes of such Credit Party. No Pledged Note of any Credit Party is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any Person.

        Section 6.25.    Pledged Securities.

        (a)   Each Credit Party is the legal record and beneficial owner of, and has good and marketable title to, the Pledged Securities such Credit Party purports to own, and such Pledged Securities are not subject to any pledge, lien, mortgage, hypothecation, security interest, charge, option, warrant or other encumbrance whatsoever, nor to any agreement purporting to grant to any third party a security interest in the property or assets of such Credit Party that would include such Pledged Securities, except as permitted pursuant to this Agreement.

        (b)   All of the Pledged Securities have been duly authorized and validly issued, and are fully paid and non-assessable.

        (c)   If the Pledged Securities are "restricted securities" within the meaning of Rule 144, or any amendment thereof, promulgated under the Securities Act of 1933, as amended, as determined by counsel for any Credit Party, such Credit Party further represents and warrants that (a) such Credit Party has been the beneficial owner of the Pledged Securities for a period of at least one year prior to the date hereof, (b) the full purchase price or other consideration for the Pledged Securities has been paid or given at least one year prior to the date hereof, and (c) such Credit Party does not have a short position in or any put or other option to dispose of any securities of the same class as the Pledged Securities or any other securities convertible into securities of such class.

        Section 6.26.    Defaults.    No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. SECURITY

        Section 7.1.    Security Interest in Collateral.    In consideration of and as security for the full and complete payment of all of the Secured Obligations, Borrower hereby grants to Agent, for the benefit of the Lenders, a security interest in the Collateral.

        Section 7.2.    Cash Management System.    Borrower shall establish and maintain, until the payment in full of the Secured Obligations and the termination of the Commitment, the cash management systems described below:

        (a)    Lockbox.    On or before the date specified in Section 4.3(a) hereof, the Credit Parties shall (i) establish a lockbox arrangement with Agent, on behalf of the Lenders (one or more lockboxes hereunder collectively referred to herein as the "Lockbox"), which shall be governed by the Master Agreement, and, within sixty (60) days after the Closing Date, shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward all Collections either (A) directly to the Lockbox, or (B) directly to one or more Cash Collateral Accounts by wire transfer (if the Credit Parties neglect or refuse to notify any such Account Debtor to remit all such Collections to the Lockbox, Agent shall be entitled to make such notification), (ii) hold in trust for Agent, as fiduciary for Agent, all checks, cash and other items of payment received by the Credit Parties, and (iii) not commingle any Collections with any other funds or property of the Credit Parties, but will hold such funds separate and apart in trust and as fiduciary for Agent until deposit is made into the Cash Collateral Accounts.

        (b)    Cash Collateral Accounts.    On or before the date specified in Section 4.3(a) hereof, the Credit Parties shall have established one or more Cash Collateral Accounts with Agent, on behalf of the Lenders. All Collections from sales of Inventory and services rendered or from Account Debtors sent to the Lockbox shall be deposited directly on a daily basis, and in any event no later than the first Business Day after the date of receipt thereof, into the Cash Collateral Accounts in the identical form in which such Collections were made (except for any necessary endorsements) whether by cash or check. All amounts deposited in the Cash Collateral Accounts from the Lockbox or any other source shall be under the sole and exclusive control of Agent. The Credit Parties shall have no interest in or control over such funds. The Cash Collateral Account shall not be subject to any deduction, set off, banker's lien or any other right in favor of any Person other than Agent. At all times other than during a Non-Transfer Period, all amounts deposited in the Cash Collateral Account shall be deposited into the Operating Accounts on a daily basis.

        (c)    Operating Account.    Borrower shall maintain, in its name, one or more Operating Accounts with Agent, into which account Agent shall, from time to time, deposit proceeds of the Revolving Loans made to Borrower for use by the Companies in accordance with the provisions of Section 5.18 hereof. Unless otherwise agreed by Agent and Borrower, any Revolving Loan requested by Borrower and made under this Agreement shall be deposited into the Operating Account. During a Non- Transfer Period, Borrower shall not accumulate or maintain cash in the Operating Accounts or payroll or other such accounts, as of any date of determination, in excess of checks outstanding against the Controlled Disbursement Account (or Controlled Disbursement Accounts) and other deposit accounts approved by Agent (such as medical benefit accounts, flexible spending accounts and automated clearing house accounts) as of that date, and amounts necessary to meet minimum balance requirements; provided that, notwithstanding the foregoing, Borrower may maintain cash in the Operating Accounts at any time there are no Loans outstanding and at all times other than during a Non-Transfer Period.

        (d)    Controlled Disbursement Accounts.    The Credit Parties shall maintain, in the name of Borrower, one or more Controlled Disbursement Accounts with Agent. During any Non-Transfer Period, (i) Borrower shall base its requests for Revolving Loans on, among other things, the daily balance of the Controlled Disbursement Account (or Controlled Disbursement Accounts); and (ii) Borrower shall not, and shall not cause or permit any Company to, maintain cash in any Controlled Disbursement Account, as of any date of determination, in excess of checks outstanding against such account as of that date, and amounts necessary to meet minimum balance requirements.

        (e)    Lockbox and Security Accounts.    The Lockbox established pursuant to the Lockbox agreement and the Cash Collateral Accounts, the Operating Accounts and the Controlled Disbursement Accounts shall be Security Accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Secured Obligations.

        (f)    Costs of Collection.    All service charges and costs related to the establishment and maintenance of the Security Accounts shall be the sole responsibility of Borrower, whether the same are incurred by Agent or the Credit Parties. The Credit Parties hereby indemnifies and holds Agent harmless from and against any loss or damage with respect to any deposits made in the Security Accounts that are dishonored or returned for any reason. If any deposits are dishonored or returned unpaid for any reason, Agent, in its sole discretion, may charge the amount thereof against the Cash Collateral Accounts or any other Security Account or other Deposit Account of the Credit Parties. Agent shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Agent, except losses or damages resulting from Agent's own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

        (g)    Return of Funds.    Upon the payment in full of the Secured Obligations (other than continuing indemnification obligations) and the termination of the Commitment hereunder, (i) Agent's security interests and other rights in funds in the Security Accounts shall terminate, (ii) all rights to such funds shall revert to the Credit Parties, as applicable, and (iii) Agent will, at Borrower's expense, take such steps as Borrower may reasonably request to evidence the termination of such security interests and to effect the return to the Credit Parties of such funds.

        (h)    Attorney-in-Fact to Endorse Documents.    Agent, or Agent's designated agent, is hereby constituted and appointed attorney-in-fact for each Credit Party with authority and power to endorse any and all instruments, documents, and chattel paper upon the failure of such Credit Party to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are paid, (ii) exercisable by Agent at any time and without any request upon any Credit Party by Agent to so endorse, and (iii) exercisable in the name of Agent or any Credit Party. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

        Section 7.3.    Collections and Receipt of Proceeds by Agent.    Each Credit Party hereby constitutes and appoints Agent, or Agent's designated agent, as Borrower's attorney-in-fact to exercise, at any time, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations:

        (a)   to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Agent or such Credit Party, any and all of such Credit Party's cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

        (b)   to transmit to Account Debtors, on any or all of such Credit Party's Accounts, after the occurrence of an Event of Default, notice of assignment to Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of Agent or such Credit Party, information concerning Borrower's Accounts and the amounts owing thereon;

        (c)   after the occurrence of an Event of Default, to transmit to purchasers of any or all of such Credit Party's Inventory, notice of Agent's security interest therein, and to request from such purchasers at any time, in the name of Agent or such Credit Party, information concerning such Credit Party's Inventory and the amounts owing thereon by such purchasers;

        (d)   after the occurrence of an Event of Default, to notify and require Account Debtors on such Credit Party's Accounts and purchasers of such Credit Party's Inventory to make payment of their indebtedness directly to Agent;

        (e)   after the occurrence of an Event of Default, to take or bring, in the name of Agent or such Credit Party, all steps, actions, suits, or proceedings deemed by Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

        (f)    to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into such Credit Party's Cash Collateral Account or, at the option of Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

        Section 7.4.    Agent's Authority Under Pledged Notes.    For the better protection of Agent and the Lenders hereunder, each Credit Party, as appropriate, has executed (or will execute, with respect to future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with Agent, for the benefit of the Lenders. Such Credit Party irrevocably authorizes and empowers Agent, for the benefit of the Lenders, to, after the occurrence and during the continuation of an Event of Default, (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in Agent's discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse such Credit Party's name to each check or other writing received by Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as Agent, in its discretion, may deem advisable in connection with the forgoing; provided, however, that nothing contained or implied herein or elsewhere shall obligate Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.4 or prohibit Agent from settling, withdrawing or dismissing any action, suit or proceeding or require Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

        Section 7.5.    Use of Inventory and Equipment.    Until the exercise by Agent and the Required Lenders of their rights under Article IX hereof, each Credit Party may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business or as otherwise permitted by this Agreement; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on such Credit Party's business.

ARTICLE VIII. EVENTS OF DEFAULT

        Any of the following specified events shall constitute an Event of Default (each an "Event of Default"):

        Section 8.1.    Payments.    If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within three Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.

        Section 8.2.    Special Covenants.    If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.18, 5.21(a), 5.27, 5.28, 5.29, 5.30 or 5.31 hereof.

        Section 8.3.    Other Covenants.

        (a)   If any Company shall fail or omit to perform and observe Section 5.3 or 5.4, and that Default shall not have been fully corrected within five days after the earlier of (i) any Financial Officer of such Company becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to Borrower by Agent that the specified Default is to be remedied.

        (b)   If any Company shall fail or omit to perform or observe any agreement or other provision (other than those referred to in Section 8.1, 8.2 or 8.3(a) hereof) contained or referred to in this

Agreement or any Related Writing that is on such Company's part to be complied with, and that Default shall not have been fully corrected within fifteen (15) days after the earlier of (i) any Financial Officer of such Company becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

        Section 8.4.    Representations and Warranties.    If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to Agent or the Lenders, or any thereof, shall be false or erroneous.

        Section 8.5.    Cross Default.

        (a)   If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity; or

        (b)   If an "event of default", a "default" or an event with which the passage of time or the giving of notice, or both, would cause a default or event of default (other than defaults that have been cured within applicable grace periods or have otherwise been waived in writing) shall occur under the Senior Notes Documents.

        Section 8.6.    ERISA Default.    The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

        Section 8.7.    Change in Control.    If any Change in Control shall occur.

        Section 8.8.    Judgments.    There is entered against any Company:

        (a)   a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies, shall exceed the lesser of (i) the Revolving Credit Availability, or (ii) Three Million Five Hundred Thousand Dollars ($3,500,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider); or

        (b)   any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

        Section 8.9.    Material Adverse Change.    There shall have occurred any condition or event that Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect.

        Section 8.10.    Security.    If any Lien granted in this Agreement or any other Loan Document in favor of Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Intercreditor Agreement and Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of

Collateral (as determined by Agent, in its reasonable discretion) and Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents to correct such matters.

        Section 8.11.    Validity of Loan Documents.    If (a) any material provision, in the sole opinion of Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

        Section 8.12.    Solvency.    If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent or other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within ten days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; (k) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities, and rights of contribution from other Persons); or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

 ARTICLE IX. REMEDIES UPON DEFAULT

        Notwithstanding any contrary provision or inference herein or elsewhere:

        Section 9.1.    Optional Defaults.    If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Borrower to:

        (a)   terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Fronting Lender to issue any Letter of Credit, immediately shall be terminated; and/or

        (b)   accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

        Section 9.2.    Automatic Defaults.    If any Event of Default referred to in Section 8.12 hereof shall occur:

        (a)   all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

        (b)   the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

        Section 9.3.    Letters of Credit.    If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, Borrower shall immediately deposit with Agent, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Credit Party, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit.

        Section 9.4.    Offsets.    If there shall occur or exist any Event of Default referred to in Section 8.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

        Section 9.5.    Equalization Provisions.    Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to Agent's giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage. If any such

Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of Borrower on any Indebtedness owing by Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

        Section 9.6.    Collateral.    Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by Borrower or otherwise provided in law or equity. Upon the occurrence of an Event of Default and at all times thereafter, Agent may require Borrower to assemble the Collateral, which Borrower agrees to do, and make it available to Agent and the Lenders at a reasonably convenient place to be designated by Agent. Agent may, with or without notice to or demand upon Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to Borrower. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to Borrower personally or any other Person or property, all of which Borrower hereby waives, and upon such terms and in such manner as Agent may deem advisable, Agent, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time. No prior notice need be given to Borrower or to any other Person in the case of any sale of Collateral that Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Agent shall give Borrower not fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, Agent or the Lenders may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to Borrower, and Borrower shall remain liable for any deficiency. In addition, Agent shall at all times have the right to obtain new appraisals of Borrower or the Collateral, the cost of which shall be paid by Borrower.

        Section 9.7.    Other Remedies.    The remedies in this Article IX are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

        Section 9.8.    Application of Proceeds.

        (a)    Payments Prior to Exercise of Remedies.    Prior to the exercise by Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, to the Loans and Letters of Credit, as appropriate; provided that Agent shall have the right at all times to apply any payment received from Borrower first to the payment of all obligations (to the extent not paid by Borrower) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses.

        (b)    Payments Subsequent to Exercise of Remedies.    After the exercise by Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

            (i)  first, to the payment of all obligations (to the extent not paid by Borrower) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses;

           (ii)  second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to Agent, and (C) any fees then accrued and payable to the Fronting Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure;

          (iii)  third, for payment of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender's Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subsection (iii), (B) the Indebtedness under any Hedge Agreement with a Lender, such amount to be based upon the net termination obligation of Borrower under such Hedge Agreement, and (C) the Bank Product Obligations owing to Lenders under Bank Product Agreements; with such payment to be pro rata among (A), (B) and (C) of this subsection (iii); and

          (iv)  finally, any remaining surplus after all of the Secured Obligations have been paid in full, to Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE X. THE AGENT

        The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

        Section 10.1.    Appointment and Authorization.    Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, including, without limitation, to execute and deliver the Intercreditor Agreement on behalf of the Lenders. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents,

(b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrower or any other Company, or the financial condition of Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Each Lender, by becoming a party to this Agreement, agrees to be bound by and subject to the terms and conditions of the Intercreditor Agreement as if it were an original party thereto. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

        Section 10.2.    Note Holders.    Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.

        Section 10.3.    Consultation With Counsel.    Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by Agent in accordance with the opinion of such counsel.

        Section 10.4.    Documents.    Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

        Section 10.5.    Agent and Affiliates.    KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not Agent, and the terms "Lender" and "Lenders" include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

        Section 10.6.    Knowledge or Notice of Default.    Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

        Section 10.7.    Action by Agent.    Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent's acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

        Section 10.8.    Release of Collateral or Guarantor of Payment.    In the event of a transfer of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such transfer are applied in accordance with the terms of this Agreement to the extent required to be so applied, Agent, at the request and expense of Borrower, is hereby authorized by the Lenders to (a) release such Collateral from this Agreement or any other Loan Document, (b) release a Guarantor of Payment in connection with such permitted transfer, and (c) duly assign, transfer and deliver to the affected Company (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in possession of Agent and has not theretofore been released pursuant to this Agreement.

        Section 10.9.    Delegation of Duties.    Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

        Section 10.10.    Indemnification of Agent.    The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or the Intercreditor Agreement, or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, or the Intercreditor Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees and expenses) or disbursements resulting from Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement, the Intercreditor Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10. The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

        Section 10.11.    Successor Agent.    Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term "Agent" means such successor effective upon its appointment, and the former agent's rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Agent's resignation as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

        Section 10.12.    Fronting Lender.    The Fronting Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Fronting Lender and the documents associated therewith. The Fronting Lender shall have all of the benefits and immunities (a) provided to Agent in this Article X with respect to any acts taken or omissions suffered by the Fronting Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Agent", as used in this Article X, included the Fronting Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Fronting Lender.

        Section 10.13.    Swing Line Lender.    The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to Agent in this Article X with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term "Agent", as used in this Article X, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

        Section 10.14.    Agent May File Proofs of Claim.    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

        Section 10.15.    No Reliance on Agent's Customer Identification Program.    Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Agent to carry out such Lender's or its affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

        Section 10.16.    Other Agents.    Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates as "syndication agent", "co-syndication agent", "documentation agent", "co-documentation agent", "book runner", "lead arranger", "arrangers" or other designations for purposes hereof, but (a) any such designation shall have no substantive effect, and (b) any such Lender and its affiliates shall have no additional powers, duties, responsibilities or liabilities as a result thereof.

ARTICLE XI. MISCELLANEOUS

        Section 11.1.    Lenders' Independent Investigation.    Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents, including, but not limited to, the Intercreditor Agreement.

        Section 11.2.    No Waiver; Cumulative Remedies.    No omission or course of dealing on the part of Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

        Section 11.3.    Amendments, Waivers and Consents.

        (a)    General Rule.    No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        (b)    Exceptions to the General Rule.    Notwithstanding the provisions of subsection (a) of this Section 11.3:

            (i)  Requirements.    Subject to subpart (iii) below, no amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 11.3), the stated rate of any commitment fees payable hereunder, the amount of principal to be reimbursed when a Letter of Credit is drawn, or the stated rate of any Letter of Credit fees payable for the pro rata benefit of the Lenders, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and commitment fees resulting from a change in the Applicable Margin as provided for in this Agreement), (D) change any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, without the unanimous consent of the Lenders, (E) release Borrower or any Guarantor of Payment except in connection with a merger or sale of assets permitted pursuant to Section 5.12 hereof without the unanimous consent of the Lenders, (F) release all or substantially all of the Collateral, securing the Secured Obligations, except as specifically permitted hereunder, without the unanimous consent of the Lenders, or (G) amend this Section 11.3 or Section 9.5 or 9.8 hereof without the unanimous consent of the Lenders.

           (ii)  Provisions Relating to Special Rights and Duties.    No provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent. No provision of this Agreement relating to the rights or duties of the Fronting Lender in its capacity as such shall be amended, modified or waived without the consent of the Fronting Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

        (c)    Replacement of Non-Consenting Lender.    If, in connection with any proposed amendment, waiver or consent hereunder, (i) the consent of all Lenders is required, but only the consent of Required Lenders is obtained, or (ii) the consent of Required Lenders is required, but the consent of the Required Lenders is not obtained (any Lender withholding consent as described in subparts (i) and (ii) hereof being referred to as a "Non-Consenting Lender"), then, so long as Agent is not the Non-Consenting Lender, Agent may, at the sole expense of Borrower, upon notice to such Non-Consenting Lender and Borrower, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

        (d)    Generally.    Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

        Section 11.4.    Notices.    All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when hand delivered, delivered by overnight courier or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day). All notices from Borrower to Agent or the Lenders pursuant to any of the provisions hereof shall not be effective until received by Agent or the Lenders, as the case may be. For purposes of Article II hereof, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an Authorized Officer, and Borrower shall hold Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

        Section 11.5.    Costs, Expenses and Documentary Taxes.    Borrower agrees to pay on demand all costs and expenses of Agent and all Related Expenses, including but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys' fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the Intercreditor Agreement and the administration of the Loan Documents and the Intercreditor Agreement, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents, the Intercreditor Agreement and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses (including Related Expenses) of Agent and the Lenders, including reasonable attorneys' fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing, or the Intercreditor Agreement. In addition, Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, the Intercreditor Agreement and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.

        Section 11.6.    Indemnification.    Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document the Intercreditor Agreement or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section 11.6 for its own (or its respective affiliates', officers', directors', attorneys', agents' or employees') gross negligence or willful misconduct, as determined by a court of competent jurisdiction. All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

        Section 11.7.    Obligations Several; No Fiduciary Obligations.    The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between Borrower and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

        Section 11.8.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

        Section 11.9.    Binding Effect; Borrower's Assignment.    This Agreement shall become effective when it shall have been executed by Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Lenders and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

        Section 11.10.    Lender Assignments.

        (a)    Assignments of Commitments.    Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender's Commitment, (ii) all Loans made by that Lender, (iii) such Lender's Notes, and (iv) such Lender's interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or 2.2(c) or Section 9.5 hereof.

        (b)    Prior Consent.    No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Borrower and Agent shall not be unreasonably withheld; provided that the consent of Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

        (c)    Minimum Amount.    Each such assignment shall be in a minimum amount of the lesser of One Million Dollars ($1,000,000) of the assignor's Commitment and interest herein, or the entire amount of the assignor's Commitment and interest herein.

        (d)    Assignment Fee.    Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

        (e)    Assignment Agreement.    Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

        (f)    Non-U.S. Assignee.    If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either U.S. Internal Revenue Service Form W-8ECI, Form W-8IMY or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrower) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

        (g)    Deliveries by Borrower.    Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor's Note or Notes, if any, being replaced shall be returned to Borrower marked "replaced".

        (h)    Effect of Assignment.    Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10, (i) the assignee shall become and thereafter be deemed to be a "Lender" for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor's entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a "Lender" and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

        (i)    Agent to Maintain Register.    Agent shall maintain at the address for notices referred to in Section 11.4 hereof a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        Section 11.11.    Sale of Participations.    Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a "Participant") in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

        (a)   any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged;

        (b)   such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

        (c)   the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

        (d)   such Participant shall be bound by the provisions of Section 9.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

        (e)   no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant's consent, take action of the type described as follows:

            (i)  increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

           (ii)  reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

Borrower agrees that any Lender that sells participations pursuant to this Section 11.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of Borrower shall not increase as a result of such transfer and Borrower shall have no obligation to any Participant.

        Section 11.12.    Replacement of Affected Lenders.    Each Lender agrees, that during the time in which any Lender is an Affected Lender, Agent shall have the right (and Agent shall, if requested by Borrower), at the sole expense of Borrower, upon notice to such Affected Lender and Borrower, to require that such Affected Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Transferee, approved by Borrower (unless an Event of Default shall exist) and Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Affected Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to Section 2.6(e) or (f) hereof), from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

        Section 11.13.    Patriot Act Notice.    Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or a Lender in order to assist Agent or such Lender in maintaining compliance with the Patriot Act.

        Section 11.14.    Severability of Provisions; Captions; Attachments.    Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

        Section 11.15.    Investment Purpose.    Each of the Lenders represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

        Section 11.16.    Entire Agreement.    This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

        Section 11.17.    Confidentiality.    Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall have an agreement for the benefit of Borrower with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 11.17); (c) to the parent corporation or other affiliates of Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, Agent or such Lender, as applicable, shall notify the chief financial officer of Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. In no event shall Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. Borrower hereby agrees that the failure of Agent or any Lender to comply with the provisions of this Section 11.17 shall not relieve Borrower of any of the obligations to Agent and the Lenders under this Agreement and the other Loan Documents.

        Section 11.18.    Limitations on Liability of the Fronting Lender.    Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Fronting Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Fronting Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Fronting Lender, and the Fronting Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Fronting Lender's willful misconduct or gross negligence (as determined by a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Fronting Lender's willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Fronting Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

        Section 11.19.    General Limitation of Liability.    No claim may be made by any Credit Party, any Lender, Agent, the Fronting Lender or any other Person against Agent, the Fronting Lender, or any other Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrower, each Lender, Agent and the Fronting Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

        Section 11.20.    No Duty.    All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower, any other Companies, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

        Section 11.21.    Legal Representation of Parties.    The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

        Section 11.22.    Governing Law; Submission to Jurisdiction.

        (a)    Governing Law.    This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of Borrower, Agent, and the Lenders shall be governed by New York law, without regard to principles of conflicts of laws.

        (b)    Submission to Jurisdiction.    Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in New York County, New York, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        Section 11.23.    Legend.    Notwithstanding anything herein to the contrary, the liens and security interests granted to Agent, for the benefit of the Lenders, pursuant to this Agreement, and the exercise of any right or remedy by Agent or any Lender hereunder, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to lien priority or rights and remedies in connection with the Common Collateral (as defined in the Intercreditor Agreement), the terms of the Intercreditor Agreement shall govern.

[Remainder of page left intentionally blank]

        JURY TRIAL WAIVER.    TO THE EXTENT PERMITTED BY LAW, BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

        IN WITNESS WHEREOF, the parties have executed and delivered this Credit and Security Agreement as of the date first set forth above.

Address:	4820 Eastgate Mall San Diego, California 92121 Attention: Legal Department	KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
		By:	/s/ Deanna H. Lund Deanna H. Lund Executive Vice President & Chief Financial Officer

Address:	127 Public Square Cleveland, Ohio 44114-1306 Attention: Asset Based Lending	KEYBANK NATIONAL ASSOCIATION, as Agent and as a Lender
		By:	/s/ John P. Dunn John P. Dunn Vice President

Signature Page to
Credit and Security Agreement

 SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	100%	$25,000,000	$25,000,000
Total Commitment Amount			$25,000,000

 SCHEDULE 2

GUARANTORS OF PAYMENT

        Kratos Commercial Solutions, Inc. (f/k/a Secure Planet, Inc.), a Delaware corporation

        Kratos Mid-Atlantic, Inc. (f/k/a WFI Delaware Inc.), a Delaware corporation

        Kratos Southeast, Inc. (f/k/a WFI Georgia Inc.), a Georgia corporation

        Kratos Texas, Inc. (f/k/a WFI Texas, Inc.), a Texas corporation

        WFI NMC Corp., a Delaware corporation

        Kratos Southwest L.P. (f/k/a WFI Southwest LP), a Texas limited partnership

        SYS, a California corporation

        Ai Metrix, Inc., a Delaware corporation

        Polexis, Inc., a California corporation

        Reality Based IT Services, Ltd., a Maryland corporation

        Shadow I, Inc., a California corporation

        Shadow II, Inc., a California corporation

        Shadow III, Inc., a California corporation

        Digital Fusion, Inc., a Delaware corporation

        Digital Fusion Solutions, Inc., a Florida corporation

        Summit Research Corporation, an Alabama corporation

        Kratos Government Solutions, Inc. (f/k/a WFI Government Services, Inc.), a Delaware corporation

        Defense Systems, Incorporated, a Virginia corporation

        Haverstick Consulting, Inc., an Indiana corporation

        HGS Holdings, Inc., an Indiana corporation

        DTI Associates, Inc., a Virginia corporation

        Haverstick Government Solutions, Inc., an Ohio corporation

        Rocket Support Services, LLC, an Indiana limited liability company

        JMA Associates, Inc. (d/b/a TLA Associates), a Delaware corporation

        Madison Research Corporation, an Alabama corporation

        Gichner Holdings, Inc., a Delaware corporation

        Gichner Systems Group, Inc., a Delaware corporation

        Gichner Systems International, Inc., a Delaware corporation

        Charleston Marine Containers Inc., a Delaware corporation

        Dallastown Realty I, LLC, a Delaware limited liability company

        Dallastown Realty II, LLC, a Delaware limited liability company

 SCHEDULE 2.2

EXISTING LETTERS OF CREDIT

Beneficiary	Standby LC #	Letter of Credit Amount	Expiry Date
Insurance Company of North America et el	S311059	250,000.00	01/24/11
Safeco Insurance Company of America	S313972	226,222.00	09/09/10
Safety National Casualty Corporation	S320164	600,000.00	06/13/11
RLI Insurance Company	S320672	284,196.00	11/04/10
Amylin Pharmaceuticals, Inc.	S320721	71,918.88	12/06/10

 SCHEDULE 3

BORROWING BASE COMPANIES

Kratos Defense & Security Solutions, Inc.

Kratos Commercial Solutions, Inc. (f/k/a Secure Planet, Inc.), a Delaware corporation

Kratos Mid-Atlantic, Inc. (f/k/a WFI Delaware Inc.), a Delaware corporation

Kratos Southeast, Inc. (f/k/a WFI Georgia Inc.), a Georgia corporation

Kratos Texas, Inc. (f/k/a WFI Texas, Inc.), a Texas corporation

WFI NMC Corp., a Delaware corporation

Kratos Southwest L.P. (f/k/a WFI Southwest LP), a Texas limited partnership

SYS, a California corporation

Ai Metrix, Inc., a Delaware corporation

Polexis, Inc., a California corporation

Reality Based IT Services, Ltd., a Maryland corporation

Shadow I, Inc., a California corporation

Shadow II, Inc., a California corporation

Shadow III, Inc., a California corporation

Digital Fusion, Inc., a Delaware corporation

Digital Fusion Solutions, Inc., a Florida corporation

Summit Research Corporation, an Alabama corporation

Kratos Government Solutions, Inc. (f/k/a WFI Government Services, Inc.), a Delaware corporation

Defense Systems, Incorporated, a Virginia corporation

Haverstick Consulting, Inc., an Indiana corporation

HGS Holdings, Inc., an Indiana corporation

DTI Associates, Inc., a Virginia corporation

Haverstick Government Solutions, Inc., an Ohio corporation

Rocket Support Services, LLC, an Indiana limited liability company

JMA Associates, Inc. (d/b/a TLA Associates), a Delaware corporation

Madison Research Corporation, an Alabama corporation

 SCHEDULE 4

PLEDGED SECURITIES

Pledgor	Issuer	Jurisdiction	Shares	Certificate Number	Ownership Percentage
Kratos Defense & Security Solutions, Inc.	Kratos Commercial Solutions, Inc.	DE	1,000	0002	100%
Kratos Defense & Security Solutions, Inc.	SYS	CA	1,000	0001	100%
Kratos Defense & Security Solutions, Inc.	Digital Fusion, Inc.	DE	1,000	0001	100%
Kratos Defense & Security Solutions, Inc.	Kratos Government Solutions, Inc.	DE	100	0002	100%
Kratos Defense & Security Solutions, Inc.	Gichner Holdings, Inc.	DE	16	113,125	100% Common Stock
Kratos Defense & Security Solutions, Inc.	Gichner Holdings, Inc.	DE	PA-15	10,868.75	100% Series A Preferred Stock
Kratos Defense & Security Solutions, Inc.	Gichner Holdings, Inc.	DE	PB-31	240,000	100% Series B Preferred Stock
Kratos Commercial Solutions, Inc.	Kratos Mid-Atlantic, Inc.	DE	1,870	0017	100%
Kratos Commercial Solutions, Inc.	Kratos Southeast, Inc.	GA	511	0011	100%
Kratos Commercial Solutions, Inc.	Kratos Texas, Inc.	TX	10,000	0008	100%
Kratos Commercial Solutions, Inc.	WFI NMC Corp.	DE	1,000	0005	100%
Kratos Texas, Inc.	Kratos Southwest L.P.	TX	n/a	n/a	1%
WFI NMC Corp.	Kratos Southwest L.P.	TX	n/a	n/a	99%
SYS	Ai Metrix, Inc.	DE	1,000	001	100%
SYS	Polexis, Inc.	CA	5,000	1	100%
SYS	Reality Based IT Services Ltd.	MD	10	1	100%
SYS	Shadow I, Inc.	CA	1,000	1	100%
SYS	Shadow II, Inc.	CA	1,000	1	100%
SYS	Shadow III, Inc.	CA	1,000	1	100%
Digital Fusion, Inc.	Digital Fusion Solutions, Inc.	FL	3,500,000	0007	100%
Digital Fusion, Inc.	Summit Research Corporation	AL	80,000	0001	100%
Kratos Government Solutions, Inc.	Defense Systems, Incorporated	VA	3,000	0002	100%
Kratos Government Solutions, Inc.	Haverstick Consulting, Inc.	IN	1,000	0001	100%
Kratos Government Solutions, Inc.	JMA Associates, Inc.	DE	7,000,000	0005	100%

Pledgor	Issuer	Jurisdiction	Shares	Certificate Number	Ownership Percentage
Kratos Government Solutions, Inc.	Madison Research Corporation	AL	1,000	0013	100%
Haverstick Consulting, Inc.	HGS Holdings, Inc.	IN	1,000	1	100%
HGS Holdings, Inc.	DTI Associates, Inc.	VA	2,000	21	100%
			1,420	22
			200	23
			200	24
			140	25
			40	26
HGS Holdings, Inc.	Haverstick Government Solutions, Inc.	OH	850	2	100%
HGS Holdings, Inc.	Rocket Support Services, LLC	IN	1,000	n/a	100%
Gichner Holdings, Inc.	Gichner Systems, Inc.	DE	100	1	100%
Gichner Holdings, Inc.	Dallastown Realty I, LLC	DE	n/a	n/a	100%
Gichner Systems, Inc.	Charleston Marine Containers Inc.	DE	100	2	100%
Gichner Systems, Inc.	Gichner Systems International, Inc.	DE	1,000	5	100%
Gichner Systems International, Inc.	Gichner Europe Limited	U.K.	650	1	100%*
			350	2
Dallastown Realty I, LLC	Dallastown Realty II, LLC	DE	n/a	n/a	100%

*
100% of non-voting shares and equity interests and 65% of voting shares or equity interest constitute Pledged Securities

 EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE

$	May 19, 2010

        FOR VALUE RECEIVED, the undersigned, KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation ("Borrower"), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of                                    ("Lender") at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

AND 00/100	DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America.

        As used herein, "Credit Agreement" means the Credit and Security Agreement dated as of May 19, 2010, among Borrower, the Lenders, as defined therein, and KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders ("Agent"), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

        Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

        The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.

        If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

        This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

        Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions.

        JURY TRIAL WAIVER.    BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION

WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:
Name:
Title:

 EXHIBIT B
FORM OF
SWING LINE NOTE

$5,000,000	May 19, 2010

        FOR VALUE RECEIVED, the undersigned, KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation ("Borrower"), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION ("Swing Line Lender") at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

FIVE MILLION AND 00/100	DOLLARS

or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

        As used herein, "Credit Agreement" means the Credit and Security Agreement dated as of May 19, 2010, among Borrower, the Lenders, as defined therein, and KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders ("Agent"), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

        Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.

        The principal sum hereof from time to time and the payments of principal and interest thereon, shall be shown on the records of Swing Line Lender by such method as Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligation of Borrower under this Note.

        If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

        This Note is the Swing Line Note referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

        Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions.

        JURY TRIAL WAIVER. BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER,

AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:
Name:
Title:

 EXHIBIT C
FORM OF
BORROWING BASE CERTIFICATE

See attached.

 EXHIBIT D
FORM OF
NOTICE OF LOAN

                        , 20

KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-0616
Attention: Asset Based Lending

Ladies and Gentlemen:

        The undersigned, KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation ("Borrower"), refers to the Credit and Security Agreement, dated as of May 19, 2010 ("Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the lead arranger, sole book runner and administrative agent for the Lenders ("Agent"), and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that Borrower hereby requests a Loan (the "Proposed Loan"), and in connection therewith sets forth below the information relating to the Proposed Loan as required by Section 2.5 of the Credit Agreement:

        (a)   The Business Day of the Proposed Loan is                , 20    .

        (b)   The amount of the Proposed Loan is $                        .

        (c)   The Proposed Loan is to be a Base Rate Loan          / Eurodollar Loan        / Swing Loan          . (Check one.)

        (d)   If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month        , two months        , three months        , six months         . (Check one.)

        The undersigned hereby certifies on behalf of Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

            (i)  the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

           (ii)  no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

          (iii)  the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:
Name:
Title:

 EXHIBIT E
FORM OF
COMPLIANCE CERTIFICATE

For the Quarterly Reporting Period ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

        (1)   I am the duly elected [President] or [Chief Financial Officer] of KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation ("Borrower");

        (2)   I am familiar with the terms of that certain Credit and Security Agreement, dated as of May 19, 2010, among Borrower, the lenders from time to time named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the "Lenders"), as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as Agent (as the same may from time to time be amended, restated or otherwise modified, the "Credit Agreement", the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

        (3)   The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

        (4)   The representations and warranties made by Borrower contained in each Loan Document are true and correct as though made on and as of the date hereof; and

        (5)   Set forth on Attachment I hereto are calculations of the financial covenants set forth in Sections 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

        IN WITNESS WHEREOF, I have signed this certificate the          day of                , 20    .

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:
Name:
Title:

 EXHIBIT F
FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT

        This Assignment and Acceptance Agreement (this "Assignment Agreement") between                                    (the "Assignor") and                                    (the "Assignee") is dated as of                        , 20      . The parties hereto agree as follows:

        1.    Preliminary Statement.    Assignor is a party to a Credit and Security Agreement, dated as of May 19, 2010 (as the same may from time to time be amended, restated or otherwise modified, the "Credit Agreement"), among KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation ("Borrower"), the lenders named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the "Lenders" and, individually, each a "Lender"), and KEYBANK NATIONAL ASSOCIATION, as the lead arranger, sole book runner and administrative agent for the Lenders ("Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

        2.    Assignment and Assumption.    Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor's rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the "Assigned Percentage") of Assignor's right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor's interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a "Commitment Percentage" under the Credit Agreement equal to the Commitment Percentage set forth in subpart II on Annex 1 hereto and an Assigned Amount as set forth on subpart II of Annex 1 hereto (hereinafter, the "Assigned Amount").

        3.    Assignment Effective Date.    The Assignment Effective Date (the "Assignment Effective Date") shall be [                                                 ,                        ] (or such other date agreed to by Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

        (a)   receipt by Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by Agent and, if necessary pursuant to the provisions of Section 11.10(b) of the Credit Agreement, by Borrower;

        (b)   receipt by Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 11.10(d) of the Credit Agreement;

        (c)   receipt by Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by Agent, (iv) and such other information as Agent shall request; and

        (d)   receipt by Agent from Assignor or Assignee of any other information required pursuant to Section 11.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

        4.    Payment Obligations.    In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

        5.    Credit Determination; Limitations on Assignor's Liability.    Assignee represents and warrants to Assignor, Borrower, Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 11.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents, including, but not limited to the Intercreditor Agreement and by its signature to this Assignment Agreement, agrees to be bound by and subject to the terms and conditions of the Intercreditor Agreement as if it were an original party thereto. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of Borrower or any Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of Borrower, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the Related Writings, except for its or their own gross negligence or willful misconduct. Assignee appoints Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof.

        6.    Indemnity.    Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys' fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee's performance or non-performance of obligations assumed under this Assignment Agreement.

        7.    Subsequent Assignments.    After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 11.10 of the Credit Agreement, to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee's obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

        8.    Reductions of Aggregate Amount of Commitments.    If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

        9.    Acceptance of Agent; Notice by Assignor.    This Assignment Agreement is conditioned upon the acceptance and consent of Agent and, if necessary pursuant to Section 11.10 of the Credit Agreement, upon the acceptance and consent of Borrower; provided that the execution of this Assignment Agreement by Agent and, if necessary, by Borrower is evidence of such acceptance and consent.

        10.    Entire Agreement.    This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

        11.    Governing Law.    This Assignment Agreement shall be governed by the laws of the State of Ohio, without regard to conflicts of laws.

        12.    Notices.    Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party's name on the signature pages hereof.

        13.    Counterparts.    This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Remainder of page intentionally left blank.]

        14.   JURY TRIAL WAIVER.    EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE LENDERS, AND BORROWER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

        IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:
Address:

	Attn:	By:
	Phone:	Name:
	Fax:	Title:
ASSIGNEE:
Address:

	Attn:	By:
	Phone:	Name:
	Fax:	Title:
Accepted and Consented to this day of , 20 :		Accepted and Consented to this day of , 20 :
KEYBANK NATIONAL ASSOCIATION, as Agent		KRATOS DEFENSE & SECURITY SOLUTIONS, INC., as Borrower
By:		By:
Name:		Name:
Title:		Title:

 ANNEX 1
TO
ASSIGNMENT AND ACCEPTANCE AGREEMENT

        On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor's interest, Assignor, shall be as follows:

I.	INTEREST BEING ASSIGNED TO ASSIGNEE
	Commitment Percentage of Revolving Credit Commitment		%
	Assigned Amount	$
II.	ASSIGNEE'S COMMITMENT (as of the Assignment Effective Date)
	Commitment Percentage of Revolving Credit Commitment		%
	Assignee's Revolving Credit Commitment amount	$
III.	ASSIGNOR'S COMMITMENT (as of the Assignment Effective Date)
	Commitment Percentage of Revolving Credit Commitment		%
	Assignor's remaining Revolving Credit Commitment amount	$

 EXHIBIT G
FORM OF
INSTRUMENT OF ASSIGNMENT

ASSIGNMENT OF CLAIMS
[Contract Number]

        FOR VALUE RECEIVED, the receipt and sufficiency of which is hereby acknowledged, [Company] (the "Company"), does hereby assign, transfer and set over to KeyBank National Association, as the administrative agent ("Agent") for the lenders under that certain Credit Agreement, dated as May 19, 2010 (as the same may from time to time be amended, restated or otherwise modified, the "Credit Agreement"), by and among Kratos Defense & Security Solutions, Inc. ("Borrower"), Agent, and the lenders party thereto, all its right, title and interest in and to all payments due under the Contract Number [Contract Number] (the "Contract") payable by [Customer] to the Company pursuant to the Contract.

        IN WITNESS WHEREOF, the Company has caused this Assignment of Claims to be executed by its duly authorized officer this        day of                , 20    .

[Company]
By:
Name:
Title:

        I, [                        ], in my capacity as the [Secretary] of [Company], do hereby certify that [                    ] is the duly elected [                ] of [Company] and that the signature set forth opposite [her][his] name above is [her][his] genuine signature.

By:
Name:
Title:

 EXHIBIT H
FORM OF
NOTICE OF ASSIGNMENT OF CLAIMS

TO:	[Contract Officer]
[Customer]
[Contract Officer Contact]

        This is in reference to Contract No. [Contract Number], dated [Contract Date], entered into between [Company] [Company Address] and [Customer] [Contract Officer Contact], for [Contract Description].

        Moneys due or to become due under the contract described above have been assigned to the undersigned under the provisions of the Assignment of Claims Act of 1940, as amended, 31 U.S.C. 3727, 41 U.S.C. 15.

        A true copy of the instrument of assignment executed by the Contractor on                            , is attached to the original notice.

        Payments due or to become due under this contract should be made to the undersigned assignee.

        Please return to the undersigned the three enclosed copies of this notice with appropriate notations showing the date and hour of receipt, and signed by the person acknowledging receipt on behalf of the addressee.

Very truly yours,
Address:	127 Public Square Cleveland, Ohio 44114-1306 Attention: Asset Based Lending	KEYBANK NATIONAL ASSOCIATION, as Agent
By:
Name:
Title:

 Acknowledgement

        Receipt is acknowledged of the above notice and of a copy of the instrument of assignment. They were received at                (a.m.) (p.m.) on                            , 20    .

[signature]

[title]

On behalf of

[name of addressee of this notice]

QuickLinks

  Exhibit 10.5
TABLE OF CONTENTS
WITNESSETH
ARTICLE I. DEFINITIONS
ARTICLE II. AMOUNT AND TERMS OF CREDIT
ARTICLE III. ADDITIONAL PROVISIONS RELATING TO EURODOLLAR LOANS; INCREASED CAPITAL; TAXES
ARTICLE IV. CONDITIONS PRECEDENT
ARTICLE V. COVENANTS
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
ARTICLE VII. SECURITY
ARTICLE VIII. EVENTS OF DEFAULT
ARTICLE IX. REMEDIES UPON DEFAULT
ARTICLE X. THE AGENT
ARTICLE XI. MISCELLANEOUS
SCHEDULE 1
COMMITMENTS OF LENDERS
SCHEDULE 2
GUARANTORS OF PAYMENT
SCHEDULE 2.2
EXISTING LETTERS OF CREDIT
SCHEDULE 3
BORROWING BASE COMPANIES
SCHEDULE 4
PLEDGED SECURITIES
EXHIBIT A FORM OF REVOLVING CREDIT NOTE
EXHIBIT B FORM OF SWING LINE NOTE
EXHIBIT C FORM OF BORROWING BASE CERTIFICATE
EXHIBIT D FORM OF NOTICE OF LOAN
EXHIBIT E FORM OF COMPLIANCE CERTIFICATE
EXHIBIT F FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT G FORM OF INSTRUMENT OF ASSIGNMENT
ASSIGNMENT OF CLAIMS [Contract Number]
EXHIBIT H FORM OF NOTICE OF ASSIGNMENT OF CLAIMS
Acknowledgement